Exhibit 99.2

Nesco Holdings II, Inc. (the “company,” “Nesco,” “we,” “us” or “our”) has disclosed the information reproduced or summarized below in connection with a proposed transaction:

Use of Non-GAAP Financial Information

We believe that the financial statements included in this offering memorandum have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States (“GAAP”), and the regulations published by the SEC, and are consistent with current practice with the exception of the presentation of certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA.

We use a variety of operational and financial metrics, including non-GAAP financial measures, such as Adjusted EBITDA, to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of performance. Some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide expanded insight to assess performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, our non-GAAP financial measures may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. As used in this offering memorandum, the following terms have the following meanings:

●	“EBITDA” means earnings before interest, taxes, depreciation and amortization.

●	Nesco “Adjusted EBITDA” means net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Nesco does not view as indicative of ongoing performance. Additionally, Nesco’s Adjusted EBITDA includes an adjustment to exclude the non-cash effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes.

●	Custom Truck “Adjusted EBITDA” means net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Custom Truck does not view as indicative of ongoing performance. Custom Truck’s Adjusted EBITDA also reflects operating results as though all rental contracts with customers were accounted for as operating leases rather than sales-type leases, as Custom Truck believes this better reflects the cash flows of these contracts, and excludes additional expense determined to be non-recurring or non-core as permitted for under Custom Truck’s existing credit agreements. Additionally, Custom Truck’s Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold.

●	“Pro Forma Combined Adjusted EBITDA” means net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Nesco does not view as indicative of ongoing performance of the combined business. In addition, Pro Forma Combined Adjusted EBITDA reflects estimated synergies and cost savings of $50.0 million related to actionable items described on page 42. Pro Forma Combined Adjusted EBITDA includes adjustments with respect to Nesco and Custom Truck as detailed in the preceding two bullet points.

EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA, as presented in this offering memorandum, are supplemental measures of our performance that are not required by, and are not presented in accordance with, GAAP. EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA are measures commonly used by financial analysts in evaluating a company’s performance and/or ability to service and/or incur indebtedness.

We believe the presentation of EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA enhances an investor’s understanding of our financial performance because it is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. Such items are excluded pursuant to the definitions of Adjusted EBITDA in the documents governing the existing indebtedness of Nesco and Custom Truck, as applicable, and will be excluded pursuant to the definition of Consolidated EBITDA in the indenture and the New ABL Credit Agreement. In addition, under the indenture and the New ABL Credit Agreement, “Consolidated EBITDA” as defined therein forms the basis for certain ratios and baskets related to our ability to incur debt or liens, or make certain payments or investments thereunder. The definition of “Consolidated EBITDA” in such agreements may differ from Adjusted EBITDA and

Pro Forma Combined Adjusted EBITDA presented herein. Therefore, our presentation of Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA may not be representative of how “Consolidated EBITDA” is calculated under the agreements governing our indebtedness (including the indenture) or our ability to incur debt or liens or make certain payments or investments thereunder.

We believe that Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, service debt and undertake capital expenditures. We use these financial measures for business planning purposes, for loan compliance purposes, and in measuring our performance relative to that of our competitors. Because the leverage ratios presented in this offering memorandum are based, in part, on Pro Forma Combined Adjusted EBITDA, these measures are similarly impacted by the limitations referenced above and also should not be considered in isolation or as a substitute for GAAP measures.

Our use of the terms EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA may vary from that of others in our industry and therefore are limited in their usefulness as comparative measures. These financial measures should not be considered as alternatives to net income (loss), operating income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or as measures of liquidity. Non-GAAP financial measures should not be relied upon to the exclusion of U.S. GAAP financial measures. We encourage investors to review our non-GAAP financial measures together with our U.S. GAAP results and historical consolidated financial statements, and not in isolation. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following our accounting policies; however, this may not be indicative of our actual cost to acquire new equipment that we add to our fleet apart from a business acquisition. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based upon OEC, and we measure a rate of return from our rentals and sales using OEC. As indicated above, the agreements governing the existing indebtedness of Nesco and Custom Truck define, and the indenture and the New ABL Credit Agreement will define, this adjustment to EBITDA, as such, and we believe this metric is a better indication of our true cost of equipment sales due to the removal of the purchase accounting adjustments.

Our EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	they do not reflect costs or cash outlays for capital expenditures or contractual commitments;

●	they do not reflect changes in, or cash requirements for, our working capital needs;

●	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

●	they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

●	they do not reflect certain impairments and adjustments for purchase accounting;

●	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA do not reflect cash requirements for such replacements; and

●	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA and the related ratios should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

For more information, see the financial statements and related notes included elsewhere in this offering memorandum. The SEC has adopted rules to regulate the use of non-GAAP financial measures, such as EBITDA, Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:

●	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

●	a statement disclosing the purposes for which the issuer’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

●	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner, from non-GAAP liquidity measures;

●	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as nonrecurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur; and

●	presentation of non-GAAP financial measures on the face of the GAAP financial statements (or notes thereto) or any pro forma financial information.

The non-GAAP financial measures presented in this offering memorandum may not comply with these rules. For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), see “Summary Historical, Unaudited Pro Forma and Other Financial Information.”

Summary

Overview

Nesco Holdings, Inc., a Delaware corporation, serves as the parent for its primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, together with its wholly owned subsidiaries, is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution (“T&D”), telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for use in the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco maintains a diverse geographic footprint in the U.S. and Canada, operating 20 facilities and partnering with more than 50 third-party service locations.

Custom Truck One Source, L.P., a Delaware limited partnership, is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used primarily for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings, reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet.

We believe that, after giving effect to the Acquisition, we will be one of the largest national specialty equipment companies serving customers in the electric utility T&D, telecom, rail and infrastructure end- markets. For the year ended December 31, 2020, after giving effect to the Acquisition, we generated pro forma revenue of $1,356.5 million and Pro Forma Combined Adjusted EBITDA of $345.1 million, inclusive of an estimated $50 million of run-rate annual cost synergies. We expect to realize approximately $50 million in annual cost synergies within two years of completion of the Acquisition and $10 million in annual capital expenditure synergies. We also believe there are additional upside opportunities from identified revenue synergies via expanded service offerings and cross-selling opportunities. However, there can be no assurance that we will be able to achieve these synergies. For more information about our anticipated synergies, including certain factors that may affect our ability to achieve such synergies, see “Risk Factors — Risks Related to the Transaction — Integration of the Nesco and Custom Truck businesses may be difficult, costly and time-consuming, and the anticipated benefits and cost savings of the Transaction may not be realized or may be less than expected.”

Combination Rationale

We believe that the combination of Nesco and Custom Truck will create a leading, “one-stop-shop” provider of specialty rental equipment serving highly attractive and growing end-markets including electric utility T&D, telecom, rail and infrastructure. Together, we will operate on a national scale with a rental fleet nearly double Nesco’s current fleet size with approximately 8,800 units, greater than $1.3 billion in combined original equipment cost (“OEC”), and an average fleet age of 3.4 years.

As an integrated platform, we believe we will provide an enhanced value proposition to our customers through a full suite of solutions, including equipment rental, new and used equipment sales, and aftermarket parts, service, tools and accessories. The consummation of the Acquisition will create a differentiated business model that should drive a better customer experience and result in a significant increase in the breadth and depth of available rental assets and other specialty equipment offerings. With a substantially larger rental fleet, scale-enabled purchasing benefits, enhanced production and customization capabilities and a well-established equipment sales operation, we expect to be better positioned to serve our existing customers and win new business.

We believe the transaction represents a meaningful synergy opportunity. We expect to realize $50 million of annual cost savings from service and product optimization, procurement initiatives, back-office consolidation, indirect spend optimization and footprint consolidation within two years after closing the Acquisition. Additionally, we anticipate $10 million of estimated annual capital expenditure savings attributable to applying the same product optimization and procurement initiatives to purchases of our rental fleet. We believe that there is significant additional growth potential from revenue synergies resulting from an expanded service offering and cross-selling opportunities. However, there can be no assurance that we will be able to achieve these synergies. For more information about our anticipated synergies, including certain factors that may affect our ability to achieve such synergies, see “Risk Factors — Risks Related to the Transaction — Integration of the Nesco and Custom Truck businesses may be difficult, costly and time-consuming, and the anticipated benefits and cost savings of the Transaction may not be realized or may be less than expected.”

We will have favorable exposure to highly attractive end-markets including electric utility T&D, telecom, rail and infrastructure. Our core end-markets are supported by strong, multi-year tailwinds, including power grid modernization, increasing renewable energy generation, the 5G revolution build-out and growing demand for replacement of aging infrastructure in the U.S. Our increased scale and national presence will provide significant opportunities to capture additional spend from new and existing customers across geographies and end-markets. After giving effect to the Acquisition, we will serve more than 3,000 customers. For the year ended December 31, 2020, on a combined basis, our top 15 customers represented approximately 16% of revenue and no customer represented more than 3% of revenue.

We believe our enhanced financial profile will further contribute to the strong momentum the combined company has been experiencing in recent years and provide meaningfully greater flexibility to capitalize on growing end-market demand. For the year ended December 31, 2020, after giving effect to the Acquisition, we generated Pro Forma Combined Adjusted EBITDA of $345.1 million, including $50 million of estimated run-rate annual cost synergies. At closing, after giving effect to the Transaction, we expect to benefit from more than $300 million in liquidity under our New ABL Facility (based on preliminary borrowing base estimates) and a reduction in net leverage from 6.2x to 4.0x. We believe that our new capital structure and transformed earnings profile will give us the opportunity to generate substantial free cash flow, which will be used to support our organic growth initiatives and drive de-leveraging.

The combined company will be led by a strong senior leadership team supported by a deep bench of highly experienced professionals. Fred Ross, the current CEO of Custom Truck, will serve as CEO of the combined company, which will be headquartered at Custom Truck’s campus in Kansas City, MO. Ryan McMonagle, the current COO of Custom Truck, will serve as President & COO of the combined company and Bradley Meader, the current CFO of Custom Truck, will serve as CFO of the combined company.

Nesco and Custom Truck’s highly complementary mix of end-markets, offerings, and specialty equipment are illustrated below.

Note: OEC as of December 31, 2020. All other data is for the year ended December 31, 2020.

Company Overview

Nesco

Nesco is one of the largest specialty equipment rental providers to the growing electric utility T&D, telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunication networks and rail systems. Nesco maintains a diverse geographic footprint in the U.S. and Canada, operating 20 leased facilities, of which 12 are for the servicing of its core equipment rental fleet and 8 are dedicated to its parts, tools and accessories (“PTA”) segment. Additionally, Nesco partners with more than 50 third-party service locations geographically disbursed throughout the U.S. and Canada.

With a young, coast-to-coast rental fleet of more than 4,500 units as of December 31, 2020, Nesco has a diverse specialty fleet offering that includes insulated and non-insulated bucket trucks, digger derricks, line equipment, cranes, pressure diggers and underground equipment, with all-terrain options such as all-wheel drive, track mounting and rail mounting. Nesco’s rental fleet has an average unit age of approximately 4.0 years at December 31, 2020 compared to an average expected useful life of 15 to 25 years. The long useful life of Nesco’s equipment assets is a key driver of attractive asset economics. In addition to renting its fleet, Nesco opportunistically sells both new and used specialty equipment, which fosters strong customer relationships, facilitates fleet management and strengthens supplier relationships.

Through its PTA segment, Nesco provides its customers a total job-site solution, offering a range of products for rent or sale to fully equip their equipment and crews for activity in the field. Nesco’s comprehensive PTA offering expands opportunities to serve its equipment rental and sales customers through the convenience of a single vendor for all of their specialty equipment and PTA needs.

For the year ended 31, December 2020, Nesco generated Revenue and Adjusted EBITDA of $302.7 million and $118.6 million, respectively.

Custom Truck

Custom Truck is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used primarily for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. Customers receive additional support throughout the country from Custom Truck’s 24/7 call center, approximately 70 mobile technicians and over 60 third-party locations. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings, reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck to capitalize on attractive secular growth trends across its end-markets.

Custom Truck owns one of the industry’s largest fleets of specialty rental equipment focused on electric utility T&D, rail, and infrastructure end-markets. As of December 31, 2020, its fleet is comprised of approximately 4,300 units with an OEC of $698 million and an average unit age of approximately 2.8 years, which is young by typical rental fleet standards and compares favorably to the long useful life of the equipment. Custom Truck’s rental fleet is managed on a national level, which allows the company to efficiently reposition equipment in response to shifts in regional demand and thereby sustain strong utilization levels.

As is customary among equipment rental companies, Custom Truck sells used equipment out of its rental fleet to end user customers. Custom Truck also offers a broad variety of new equipment for sale across its end-markets, often highly customized to meet its customers’ specific needs. Integrated production capabilities and extensive knowledge gained over a long history of selling equipment have positioned Custom Truck uniquely in the market as a trusted partner for customers seeking tailored solutions with short lead times.

Custom Truck also employs over 250 trained service technicians throughout North America, enabling it to quickly and cost-effectively provide service to its deployed rental fleet and select customer-owned equipment with in-house resources and aftermarket parts inventory. Custom Truck offers third-party financing and leasing solutions through its partners, for which it receives fees and does not take credit risk.

For the year ended December 31, 2020, Custom Truck generated Revenue and Adjusted EBITDA of $1,054 million and $176.5 million, respectively.

Combined Company Products & Services

We believe that, after giving effect to the Acquisition, we will have one of the largest and most extensive offerings of specialty equipment for rent and sale to our customers. Our primary categories of trucks, and their functions, include the following:

●	Bucket Trucks — trucks equipped with a bucket mounted on an insulated or non-insulated hydraulic lifting aerial device used to maintain and construct utility, rail or telecommunication lines.

●	Digger Derricks — trucks equipped with a boom and auger used to dig holes and set utility, rail and telephone poles.

●	Cranes — trucks equipped with a boom crane used for large-scale transmission line repair and construction and in multiple rail applications for material handling and lifting.

●	Other trucks include, but are not limited to, pressure diggers, line equipment, underground equipment, rail trucks, roll-offs, vacuum trucks, dump trucks and service trucks.

Equipment Rental

After giving effect to the Acquisition, we will have one of the industry’s largest fleets of specialty rental equipment focused on electric utility T&D, rail and other infrastructure-related end-markets. As of December 31, 2020, our combined fleet will be comprised of approximately 8,800 units with an OEC of approximately $1.3 billion and an average unit age of approximately 3.4 years, which is young by typical rental fleet standards and compares favorably to the long useful life of the equipment. The majority of our equipment can be used across a variety of end-markets, which coincides with the needs of many of our customers who operate in multiple end-markets. Rental rates vary depending on product type, geography, demand and other factors. The average rental duration of the combined company’s equipment is approximately 12 months as of 31 December 31, 2020.

Used Equipment Sales

As is customary among equipment rental companies, we sell used equipment out of our rental fleet to end user customers. A significant portion of these sales are made on an opportunistic basis in response to specific customer requests and at a price that yields an attractive return. These sales offer customers an opportunity to buy well-maintained equipment with long remaining useful lives and enable us to effectively manage the age and mix of our rental fleet to match current market demand. We also opportunistically engage in the sale of used equipment purchased from third parties or received via trade-ins from new equipment sales customers. In all of these cases, and unlike many of our competitors, we will sell rental and used equipment directly to customers, rather than relying on auctions, which charge incremental fees and often result in lower sales prices. We also employ Rental Purchase Options (“RPOs”) on a select basis, which provide a buyout option with an established purchase price that decreases over time as rental revenue is collected. Customers are given credit against such purchase price for a portion of the amounts paid over the life of the rental, allowing customers the flexibility of a rental with the option to purchase at any time at a known price.

New Equipment Sales

We offer a broad variety of new equipment for sale to be used across our end-markets, often highly customized to meet our customers’ specific needs. We believe that our integrated production capabilities and extensive knowledge gained over a long history of selling equipment have established us as a trusted partner for customers seeking tailored solutions with short lead times. In support of these activities, we primarily employ a direct-to-customer sales model, leveraging our dedicated salesforce of industry and product managers, who are focused on driving national and local sales. Our coordinated sales approach provides a seamless, “single point of contact” buying experience for customers. In combination with our broad product offering, this enabled us to become a leading seller of specialty equipment and vocational trucks which includes equipment from leading OEMs across our end-markets as well as Custom Truck’s own Load King brand.

Aftermarket Parts & Services

After giving effect to the Acquisition, we will benefit from the combination of Nesco and Custom Truck’s existing parts and service segments. Our combined offering will include a broad parts, tools and accessories inventory, which is a natural extension of our core equipment rental offering and can be rented or purchased on an individual basis or in packaged specialty kits.

The technical nature of certain parts, tools and accessories requires periodic testing in a certified lab and expertise in specialized repairs, which we provide at our test and repair facilities. We provide nationwide coverage through eight locations that serve as hubs for technical test and repair as well as the rental and sale of parts, tools and accessories.

Examples of our aftermarket parts and services include:

●	Stringing Blocks. Stringing dollies and accessories used to string powerline, telephone line (including fiber), or cable, above ground or underground in the new construction, rebuild or maintenance of the lines.

●	Augers. Tool used to dig holes for power, telephone or cable poles and also used to dig holes for structure bases, pilings and foundation supports.

●	Insulated Tools. Extension arms, temp arms, insulated ladders, etc., used to insulate and dielectrically protect workers and temporarily reposition powerlines for safe execution of tasks while working at height in live line circumstances.

●	Other PTA. Crimping tools and dies, pumps/motors, underground fiber laying tools and various other tools used in either utility, telecom or rail applications.

●	Test and Repair Services. Regulatory requirements for specialized PTA including testing and inspections, design requirements, rubber testing, etc. and repair services for replacement parts.

●	Upfit and Repair Services. Customizing existing heavy-duty trucks by adding features and repair services for replacement parts.

Additionally, we employ over 300 trained service technicians throughout North America, enabling us to provide service quickly and cost-effectively to our deployed rental fleet and select customer-owned equipment with in-house resources. In support of the services, we maintain an ample supply of aftermarket parts inventory for repairs to ensure our customers are served as quickly as possible. We operate a call-in center, staffed by experienced technicians on a 24-hour, 7-day a week basis to rapidly respond to customer needs.

Customers, Suppliers, and Contracts

Customers

After giving effect to the Acquisition, we will serve a large base of more than 3,000 customers across a diverse set of end-markets. Our customer base includes many of the top national and regional electric utilities, telecoms, railroads and related contractors. For the year ended December 31, 2020 on a combined basis, our top 15 customers represented approximately 16% of pro forma Revenue and no customer represented more than 3% of pro forma Revenue. We have significant tenure with our top customers, with key relationships spanning more than 15 years. Through our longstanding relationships, we have developed strong brand recognition and awareness in the industry. Our breadth of equipment and geographic reach enable us to effectively serve large, national customers on multiple long-term engagements around the country. Due to our “one-stop-shop” offering, many customers will both rent and purchase equipment from us as well as utilize us for their aftermarket parts and service needs.

Suppliers

Nesco sources specialty equipment and parts, tools and accessories from a limited number of middle market suppliers including Terex, S.D.P. Manufacturing and Versalift. Custom Truck utilizes numerous suppliers to produce equipment while also manufacturing certain products through its Load King brand. Custom Truck purchases chassis from dealers across the United States, including Freightliner, Peterbilt, Ford, Kenworth, Dodge, Mack and others. Custom Truck also sources attachments from Terex, Morooka, IMT, Skylift, Tornado Global, Versalift, Galbreath, Dakota Bodies, Sherman + Reilly and others.

We will be one of the largest customers for most of our key suppliers and one of the largest purchasers of vocational trucks and attachments in the United States after giving effect to the Acquisition. This will make us an important and highly strategic sales channel for OEMs. We believe that we have strong relationships with our primary suppliers and enjoy preferential pricing as well as production priority with the majority of our suppliers, a benefit unavailable to smaller competitors. We maintain a diverse and deep supply chain network by sourcing equipment product lines from multiple manufacturers. This helps decrease supply chain risks and gives us the flexibility to pivot to other suppliers if the need arises or if our customers’ preferences change.

Contracts

The vast majority of our new rental orders use a standard rental agreement, pre-negotiated master lease or national account agreements. The typical rental agreement contains rental rates (daily, weekly, and 28-day rates), unit specifications and other important information. Customers are billed monthly and the contracts are automatically renewed until the customer returns the equipment. As of December 31, 2020, the combined company’s average rental duration was approximately 12 months.

Customers are responsible for the costs of delivery and return to our service locations, preventative maintenance and consumables, and any loss or damage beyond normal wear and tear. Customers are required to maintain liability and property insurance covering the units during the rental term and to indemnify us from losses caused by the negligence of the customer, their employees or contractors. We also provide rental customers with the opportunity to enter into RPO contracts, when requested, which allow the customer to earn credit towards the purchase of the equipment based on the rental payments made. Sales of equipment to customers are made pursuant to a standard retail buyers order.

Summary of Synergies Initiatives

We, along with Platinum, have identified significant synergies resulting from the combination of Nesco and Custom Truck. We expect to achieve an estimated $50 million in run-rate annual cost synergies within two years of closing of the Acquisition as well as approximately $10 million of run-rate annual capital expenditure synergies.

The synergies are expected to be realized through various procurement initiatives, service/production optimization, back-office consolidation, indirect spend optimization and footprint consolidation. We expect to achieve approximately 50% of run-rate cost synergies within one year of closing and the remaining by the end of year two.

●	Approximately $14 million of cost synergies are expected to be achieved through procurement benefits driven by increased purchasing scale, in-house production capabilities, renegotiated contracts, and other savings opportunities.

●	Approximately $8 million of cost synergies are attributable to sourcing and labor efficiencies related to our new equipment build operations and improved input costs for our repair and maintenance operations.

●	Approximately $17 million of cost synergies relate to back office consolidation driven by the elimination of duplicative positions within SG&A functions as well as optimization of sales support.

●	Approximately $11 million of cost synergies is related to other SG&A opportunities including the rationalization of indirect spend categories and consolidation of facilities in overlapping territories.

●	We expect additional upside opportunities from identified revenue synergies via expanded service offerings and cross-selling opportunities.

To achieve the identified synergies, we expect to incur approximately $50 million of one-time costs in the first 3 years after closing of the Acquisition. The majority of one-time costs are related to implementation support, with the balance related to severance and other integration costs.

These initiatives will be executed by a dedicated implementation team with support from Platinum operational executives and third-party resources. However, there can be no assurance that we will be able to achieve these synergies. For more information about our anticipated synergies, including certain factors that may affect our ability to achieve such synergies, see “Risk Factors — Risks Related to the Transaction — Integration of the Nesco and Custom Truck businesses may be difficult, costly and time-consuming, and the anticipated benefits and cost savings of the Transaction may not be realized or may be less than expected.”

End-Market Overview

Our core end-markets include electric utility T&D, telecom, rail and infrastructure.

General End-Market Trends

Combined annual capital expenditures in our core end-markets exceeds $350 billion and grew 7.3% annually from 2001 to 2019 compared to 4.0% annual growth in U.S. GDP over the same period. Our end-markets have demonstrated limited correlation with GDP growth and resiliency through the recent economic cycle.

The North American market has and continues to experience a secular shift from equipment ownership to rental. Rental penetration of the broader equipment fleet in North America increased from 42% in 2009 to 57% in 2019 and is expected to reach 65% by the mid-2020s.15 In comparison, other developed markets recorded higher rental penetration rates in 2017, including Europe at 65%, Japan at 80% and the U.K. at 80%, demonstrating the future potential of the North American market.16 We believe that customers’ growing preference for equipment rental is driven by several factors including the avoidance of significant capital outlay, improved asset utilization, reduced storage and maintenance, access to a wider range of modern productive equipment, dedicated customer care and operational efficiencies. As we believe that the rental penetration rate in the specialty equipment market is only an estimated 20 – 25% today, and that it will continue to trend towards the levels observed in the broader market, we think there will be significant growth within our specific markets.

[15]	ARA/IHS Global Insight and Morgan Stanley research.
[16]	Jefferies research.

Electric Utility T&D End-Market

Maintaining safe and effective transmission and distribution lines is critical to national infrastructure, as they carry the electricity that powers the nation. Transmission lines carry high voltage electricity long distances, while distribution lines carry electricity from local transformers to houses and businesses. Our specialty equipment is used in the maintenance and repair of live lines and installation of new lines. Capital expenditure spend in the electric utility T&D end-market is approximately $68 billion annually.17 This spend is driven by a number of attractive dynamics, demonstrating that the U.S. is potentially in the very early stages of a multi-year electric utility T&D spending cycle.

Aging and Underinvested Electric Utility T&D Infrastructure.    Electricity delivery in the U.S. depends on an aging and complex patchwork system of power generation facilities, transmission grids, local distribution lines and substations. Most electric utility T&D lines were constructed in the 1950s and 1960s with a 50-year life expectancy and were not originally engineered to meet today’s load demands. Today, approximately 40% to 50% of existing electric utility T&D infrastructure is at or beyond its engineered life.18 Due in part to this aging infrastructure, costly electric emergency incidents and disturbances have increased more than sevenfold since 2000.19 Multiple costly fires have also been caused by aging and undermaintained transmission and distribution lines. As an example, in February 2019, Pacific Gas & Electric, an electric utility in California, announced that it is probable that its transmission line equipment caused the catastrophic fires in Paradise, CA three months prior. Maintenance work on the line had been delayed for several years.20 The company, which filed for bankruptcy protection in January 2019, recorded a $10.5 billion charge in anticipation of damage claims. California fire investigators have determined that Pacific Gas & Electric’s equipment also played a role in starting 18 blazes in 2017.21 The prevention of additional incidents associated with the continued operations of aging electric utility T&D infrastructure is expected to continue to drive increasing levels of maintenance and repair and replacement spend by utilities.

Changing Generation Landscape.    The ongoing transition from coal to gas and renewables continues to drive changes in the generation landscape and transmission project development. Twenty-nine states and Washington, D.C. have adopted renewable portfolio standards, which mandate that a certain percentage — most states target 10% to 45% — of electricity sold by a utility must come from renewable sources.22 The share of new renewables in the U.S. electricity generation mix will increase from 21% in 2020 to 42% in 2050.23 As a result, significant spend for new transmission lines will be required to interconnect these new sources of power with the electrical grid.

Increased Focus on Decarbonization.    With an increased societal focus on decarbonization, major fossil fuel driven sectors are shifting towards electrification. The electrification of vehicles, heating technology and industrial processes is expected to drive a significant increase in electricity demand and require a transmission investment of up to $90 billion by 2030.24

Increased Outsourcing by Utilities.    Utilities are increasingly turning to specialized third-party contractors to fulfill construction and maintenance needs. This outsourcing trend is driven by the challenge of an aging workforce and desire to shift the management and responsibilities of non-core activities to external service providers. Outsourcing is a favorable trend for us, given our rental penetration among electric utility T&D contractors who prefer to rent due to lower initial capital outlay, increased flexibility, improved asset utilization and productivity and significantly reduced storage and maintenance costs.

Our longstanding relationships, national scale and diverse fleet of specialty rental equipment makes us a key supplier to many companies in the electric utility T&D end-market. Approximately 58% of our pro forma revenue, after giving effect to the Acquisition was generated from the electric utility T&D end-market for the year ended December 31, 2020.

[17]	Evercore research.
[18]	Harris Williams research.
[19]	U.S. Department of Energy.
[20]	Wall Street Journal.
[21]	Wall Street Journal.
[22]	National Conference of State Legislatures
[23]	EIA’s 2021 Annual Energy Outlook.
[24]	The Brattle Group.

Telecom End-Market

Telecommunications infrastructure, including telecom cells, towers and wirelines, are the backbone of telephonic interaction and the transportation of mobile data. We provide the specialty equipment required to maintain and install telecom cells, towers and communication lines. Construction spend on telecommunications infrastructure is approximately $80 billion annually.26 This spend is expected to grow significantly throughout the next decade due largely to the advent of 5G technology.

Rapid technological advancements, including advanced digital and video service offerings, continue to increase demand for greater wireline and wireless network capacity and reliability. Data traffic is at an all-time high and is expected to substantially increase in the future. United States data traffic is expected to grow at a 21% CAGR from 2017 to 2022.27 In response to this demand, the Big 4 U.S. Telecom Operators are planning to increase speed and capacity through the deployment of 5G technology.

5G technology will require the installation of numerous higher bandwidth small cells to “densify” wireless networks and enhance performance. This is because small cells only deliver coverage within approximately a quarter mile of their location, compared to approximately five miles for the existing 4G and predecessor macro cells.28 As a result, approximately 20 times more small cells will need to be installed in order to provide the same level of coverage as the existing macro cells.29

The spend required by the Big 4 Telecom Operators to deploy 5G technology is expected to grow at a 40% CAGR from 2019 to 2023, continuing into 2030 with total 2019 to 2030 spend of approximately $240 billion.30

Emerging wireless technologies are also driving significant wireline deployments. A complementary wireline investment cycle is underway to facilitate the deployment of fully converged wireless and wireline networks. Continued recurring maintenance will be required on existing wireline infrastructure and new 5G infrastructure.

Approximately 3% of our pro forma Revenue, after giving effect to the Acquisition, was generated from the telecom end-market in the year ended December 31, 2020.

Rail End-Market

Freight and commuter rail are responsible for transporting products and people across the nation. Our rail mounted equipment is used for a variety of tasks including the installation of new rail and maintenance of the existing rail lines. The hi-rail equipment is utilized in projects for both installation and repair of track, electric lines, signal crossings and signs. The equipment is also often used for working on older infrastructure such as repairing bridges and terminals with more antiquated track and systems that are in need of upgrades with more modern systems like Positive Train Control (“PTC”) and others. The six largest public railroads spend more than $10 billion annually in capital expenditures, which is expected to continue to grow as freight demands increase.31 In addition to freight rail, spend on active commuter rail projects is significant with a growing pipeline.

Freight Rail.    Freight rail, one of the most cost-effective, energy-efficient modes of transport, carries about 40% of intercity freight as measured by ton-miles, more than any other mode of transportation.32 Our North American customers are principally Class I railroads and related contractors. Class I railroads operate in 44 states across the U.S. and account for 94% of freight rail revenues in North America.34

[26]	UBS research.
[27]	Cisco VNI Complete Forecast Highlights.
[28]	Deutsche Bank research.
[29]	Deutsche Bank research.
[30]	Morgan Stanley research.
[31]	BMO research and Loop research.
[32]	Railroads of New York.
[34]	Association of American Railroads.

Commuter Rail.    Trends such as population growth, increasing urbanization, a focus on sustainability, environmental awareness and increasing highway congestion are expected to drive continued investment in commuter rail. Furthermore, as a result of years of insufficient funding, transit systems across the U.S. are struggling to cope with aging infrastructure, creating a massive and increasing backlog. The most recent federal estimate quantifies the backlog of projects required to attain a “state of good repair”, meaning public transit is repaired to an age within its average service life, at $90 billion — projected to grow to $122 billion by 2032.20 In August 2018, the U.S. Senate approved a fiscal-year 2019 appropriations bill that provides $16.1 billion for public transit and intercity passenger rail. Also in 2018, the Los Angeles County Metropolitan Transportation Authority’s board adopted the Twenty-Eight by ’28 plan, which calls for completing 28 transportation projects at an estimated cost of $26 billion ahead of the 2028 Summer Olympics and Paralympics in Los Angeles.

Approximately 5% of our pro forma Revenue, after giving effect to the Acquisition, was generated from the rail end-market in the year ended December 31, 2020.

Infrastructure End-Market

We also serve the general infrastructure end-market, which includes surface transportation, national highway performance, highway safety, metropolitan transit, and other key infrastructure systems, including residential and non-residential waste and water. According to FMI Research, total infrastructure capex spend annually exceeds $200 billion and the infrastructure end market outlook remains positive. We anticipate the recent change in administration and growing bipartisan support will result in additional federal funds being allocated to infrastructure investment.

We consider the waste end market as part of the general infrastructure industry. Long-term, secular growth in this market is driven by growing waste volumes generated by increasing waste generation per capita. Population and income growth drive municipal solid waste generation. Municipal solid waste revenue grew at a compounded annual growth rate of 3.5% from 2003 to 2018. Waste is generally considered to be a recession-resistant industry given the non-discretionary nature of waste collection and disposal. Ongoing consolidation amongst waste haulers results in increasing market share for large, well-capitalized companies that have the resources to invest in the latest trucks and equipment.

Approximately 21% of our pro forma Revenue, after giving effect to the Acquisition, was generated from the infrastructure end-market in the year ended December 31, 2020.

Competitive Strengths

We believe our platform is differentiated and benefits from several significant strengths that will continue to support our leading market position and future growth. We believe that the following factors have been instrumental in our success and will position us for continued growth:

Market Leader with a Differentiated “One-Stop-Shop” Platform.    Our combined platform will offer our customers a true “one-stop-shop” solution for their needs across the specialty equipment market, including rentals, new and used sales, production and customization, aftermarket parts and services, financing and asset disposal, building upon the successful business model that has been a key source of differentiation for Custom Truck historically. Our flexibility to meet customers’ capital allocation preferences will allow us to develop deeper relationships with our customers and our wide variety of equipment offered enables us to meet more of our customers’ needs than our competitors. Additionally, our national platform and scale provides us the ability to serve both regional and national customers wherever they operate.

Integrated Business Model with Large-Scale Production and Customization Capabilities.    We are able to provide our customers with highly tailored solutions on an expedited basis, enabled by our extensive internal production and customization operations. These capabilities allow us to deepen our relationships with customers by offering them the ability to customize equipment to meet their specific job demands. Our large-scale production further offers benefits to customers by reducing lead times for equipment and provides the ability to change and adapt mid-production should the customer need to modify its order. Maintaining inventory and shorter lead times helps us to support our own rental operation and more quickly react to changing customer demands and preferences. We are also able to quickly adapt our processes and procedures to enter into new markets and product offerings, such as dump trucks, roll-offs and vacuum trucks which are products that have been added over the past several years. As one of the largest consumers of vocational chassis and attachments in the United States, we have a structural cost advantage on purchasing. Our production capabilities further lower costs, while providing flexibility to pursue the highest growth portions of the market.

Attractive Long-term End-Market Dynamics.    We are a leader across a diverse set of end-markets, including electric utility T&D, telecom, rail and infrastructure, among others, many of which have attractive long-term growth dynamics. This position was established by leveraging both Custom Truck and Nesco’s expansive fleets, national sales and service network, longstanding customer relationships and operational expertise. The favorable end-market dynamics may lead to increased spend on specialty equipment by our existing customers. These end-markets are in the early years of a secular upcycle that is expected to persist for years to come. We are well positioned to benefit from this projected growth and maintain the flexibility to pivot our production and focus to any end market that is experiencing greater demand due to our deep knowledge and expertise in the production of different types of equipment.

Young, Well-Maintained Rental Fleet Comprised of In-Demand Equipment.    After giving effect to the Acquisition, our rental fleet will consist of approximately 8,800 units and will be one of the youngest in the industry, with an average age of 3.4 years as of December 31, 2020. We maintain the majority of our fleet using our own trained technicians and locations to ensure consistent repairs, best-in-class service and maintenance, and delivery of fully functioning, ready-to-work equipment to our customers. We are highly responsive, adding high-quality equipment to our fleet on an ongoing basis to meet customer demands in a changing market landscape. We focus our production capabilities on the equipment that our customers need most in the end-markets with the most growth potential. Disciplined fleet maintenance and strict focus on meeting customer and end-market requirements have resulted in over 80% utilization on average of both Custom Truck’s and Nesco’s rental fleets since the beginning of 2017.

Geographical Diversity.    We have a large geographic footprint that enables us to provide local service throughout North America. Custom Truck’s 26 locations and Nesco’s 20 locations are strategically located to provide access to key high-growth end markets and have sufficient geographic reach to provide a holistic solution to nationwide accounts. Our footprint is further expanded by over 100 third-party service locations. We maintain a 24/7 call center, as well as a large team of mobile technicians, ensuring that our customers can quickly access experienced technicians regardless of geography. Because our rental fleet is managed nationally, equipment can be deployed strategically across locations in periods of high regional demand. This allows us to maintain high utilization rates for our entire rental fleet while quickly responding to both equipment and service requests from customers. Our broad reach also represents a competitive advantage in serving customers with nationwide operations who may prefer the convenience of interacting with a limited number of equipment providers. Although we have an expansive national footprint already, we have identified additional attractive geographic markets for potential expansion.

Strong, Diverse Client Relationships and Industry Expertise.    After giving effect to the Acquisition, we will serve more than 3,000 customers, with the top 15 customers representing approximately 16% of Revenue and no single customer representing greater than 3% of Revenue, in each case during the year ended December 31, 2020. Of Custom Truck’s top 20 customers, 14 of them both rent and purchase equipment. Both Nesco and Custom Truck have very strong brand recognition among their industry-leading customers. Our ability to deliver an unmatched value proposition for our customers’ most complex and technical requirements on a tight deadline results in long-tenured relationships with premier customers across our different end-markets. We have significant tenure with our top customers, with key relationships spanning more than 15 years. Our strong knowledge of the equipment and product requirements in our customers’ end-markets allows us to work closely with our customers to determine their specialty equipment needs while our ability to offer the optionality to either rent or purchase equipment helps meet customers’ capital allocation preferences and increases customer penetration.

Attractive Unit Economics Driving High Returns.    Our integrated, “one-stop shop” business model results in both lower costs and higher equipment resale values, driving exceptional unit economics. We believe that our ability to purchase equipment components separately and assemble in-house results in a cost advantage over buying fully completed units. Additionally, our direct-to-customer sales channels drive attractive net resale values that exceed those of our competitors who typically sell used equipment through auctions.

Growth Strategy

We offer a full suite of specialty equipment services and a broad portfolio of products, which provides us with numerous channels for future growth and opportunities to deepen customer relationships. We intend to maintain our leading position and expand our market share by continuing to pursue the following strategies:

Capitalize on Favorable Trends Across a Large Addressable Market.    Because of the highly fragmented industry in which we operate, we have significant runway to increase our share of the market. We estimate the addressable market to be approximately $30 billion: $15.6 billion in new sales, $9 billion in aftermarket parts and service, and $5 billion in rental and used sales. The new sales addressable market has grown from an estimated $14.4 billion in 2016 to $15.6 billion in 201936. Our differentiated cost position, North American branch network, broad product offering and flexible distribution model position us to achieve strong growth in the future. Additionally, several end markets we serve, including electric utility T&D, telecom, infrastructure, rail and waste disposal, are expanding and spending on capital expenditures is increasing accordingly. Our production and customization capabilities will only serve to bolster our ability to meet the growing demand and changing landscapes in these end markets as we can nimbly adapt as necessary to capitalize on opportunities as they present themselves.

Invest in Rental Fleet to Meet Growing Demand.    We see continued opportunity to invest in our rental fleet to serve customer demand. We will look to drive utilization improvements via enhanced selling efforts and investments in in-demand equipment as well as drive rental penetration via continued customer education. Custom Truck’s rental fleet has grown from the original Custom Truck & Equipment (Custom Truck’s predecessor entity) rental fleet of $275 million in OEC as of December 31, 2014 to $690 million in OEC today. Nesco has similarly grown from a rental fleet of $406 million as of December 31, 2014 to $633 million in OEC today. We believe that by investing in new products and adding to our rental fleet, we can continue to satisfy the growing specialty equipment needs of our customers across end-markets. While Nesco had limited ability to invest in its fleet from 2017 – 2019 due to capital structure constraints, after giving effect to the Acquisition, we will have the resources and capital structure necessary to capture incremental demand. Lastly, a large percentage of our rental fleet is currently focused on serving the electric utility T&D and telecom industries, but we believe there is significant opportunity to continue to grow our fleet of specialty equipment tailored to serve the growing rail and infrastructure end-markets as well.

Grow Equipment Sales Across both Current and New Customers, End Markets, and Product Offerings.    Custom Truck has proven its ability to grow new equipment sales, which have increased from $216 million in 2016 to $603 million in 2020. While this has not been a significant portion of Nesco’s business model to date, we will be able to leverage our national and local sales approach to achieve growth within Nesco’s existing customer base and across existing and newly entered product categories. We have identified several new product categories that we plan to expand into, where our experience and expertise in production, customization and purchasing are expected to provide favorable returns. We will look to drive volume growth via continued equipment innovations and strategic selling initiatives. We are currently well positioned to capitalize on favorable trends across end markets, including grid updates and maintenance, build-out of renewable resources, 5G roll-out, and potential significant infrastructure spend.

Increase Penetration of Aftermarket Parts & Service.    Since its launch in 2015, Nesco’s PTA business has demonstrated significant growth, indicating the strong appeal of the product offering to Nesco’s customer base. PTA revenue as a percentage of equipment rental revenue increased from 17% in 2018, when only two locations were opened with a limited product offering at each of those locations, to 22% in 2020 (excluding Truck Utilities) after Nesco opened four full service locations and a warehouse facility and added certified test and repair services to all of its full service locations. We believe PTA revenue as a percentage of equipment rental revenue demonstrates the level of cross-sell of the PTA segment into our existing customer base and we believe there is ample opportunity to increase this percentage over time, especially with the addition of Custom Truck’s existing customer base. Nesco increased the number of PTA full-service locations and warehouses from two in 2018 to eight by the end of 2020. Each full-service location provides certified test and repair services and an expanded product offering of both insulated and non-insulated tools.

Today, Custom Truck leverages its 250 service technicians, including 70 dedicated to field service, to support its existing rental fleet and select customer-owned equipment. We see an opportunity to grow the size of the internal service organization and external service provider network to increase our ability to service customer-owned equipment as well as to extend service to Nesco’s existing fleet. Additionally, Custom Truck launched its e-commerce platform in 2020 to begin to sell proprietary Load King equipment parts and other targeted specialty equipment parts.

Continue to Pursue Domestic Geographic Expansion.    After giving effect to the Acquisition, we will operate 46 locations; however, broad sections of the United States and Canada are still outside of our primary operating area. In the past, we have expanded into new geographical markets through both strategic acquisitions and through internal growth. There is an opportunity for future expansion across the United States to support growth. Custom Truck has successfully opened five locations in geographic areas where there were no attractive acquisition targets, exemplifying the ability to expand our reach without the use of acquisitions.

In addition to organic geographic expansion, we may opportunistically pursue acquisitions to expand our product and service offering and accelerate growth.

The Transactions

The Acquisition

On December 3, 2020, Nesco Holdings, Inc., Nesco Holdings II, Inc., certain affiliates of The Blackstone Group and other direct and indirect equity holders of Custom Truck One Source, L.P., Blackstone Capital Partners VI-NQ L.P., and PE One Source Holdings, LLC entered into a Purchase and Sale Agreement, pursuant to which Nesco Holdings II, Inc. has agreed to acquire 100% of the limited partnership interests of Custom Truck and 100% of the limited liability company interests of Custom Truck’s general partner.

Upon consummation of the Acquisition, Sellers will receive a base purchase price of $1,475,000,000, subject to customary working capital adjustments, indebtedness and transaction expenses of Custom Truck as of Closing, as well as an adjustment on the basis of the target original equipment cost of the rental fleet inventory owned by Custom Truck as of the Closing Date, if any.

We expect that the purchase price for the Acquisition will be financed through:

●	borrowings under our New ABL Facility;

●	proceeds from the Subscription and the Supplemental Equity Financing;

●	the Rollover;

●	cash on hand; and

●	proceeds of the notes offered hereby.

For a detailed discussion of the expected sources and uses of funds for the Transaction, see “Use of Proceeds,” “Capitalization,” “Certain Relationships and Related Transactions,” “Description of Other Indebtedness” and “Description of Notes.”

The closing of the Acquisition is subject to customary closing conditions, including, among others, (a) the absence of laws or orders restraining, enjoining or otherwise prohibiting the consummation of the Acquisition, (b) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (c) the completion of pre-closing reorganization transactions involving Custom Truck and certain of its affiliates, (d) the execution of joinders to the Purchase Agreement by each Seller who did not initially execute the Purchase Agreement, (e) the receipt of required consents or waivers, or the refinancing, of certain Floorplan Financing Agreements of Custom Truck and its subsidiaries, (f) the completion of the financing transactions related to the Acquisition, (g) the shares to be issued to certain Sellers who have entered into Rollover Agreements with Nesco being approved for listing on the New York Stock Exchange, subject only to official notice of issuance thereof, (h) the accuracy of the parties’ representations and warranties in the Purchase Agreement (subject to certain de minimis, materiality and material adverse effect qualifications), (i) the compliance in all material respects by the parties under the Purchase Agreement with the applicable covenants and agreements therein, and (j) the absence of any material adverse effect on Nesco and its subsidiaries or Custom Truck and its subsidiaries, in each case, taken as a whole.

The Acquisition Agreement contains certain termination rights for Nesco and Custom Truck, including the right to terminate if the Acquisition has not been consummated by June 30, 2021.

The Purchase Agreement includes representations and warranties and covenants of a customary nature for a transaction similar to the Acquisition. In addition, certain Sellers will be bound by two-year employee and business relation non-solicit obligations and three-year non-competition obligations. Sellers have agreed to indemnify Nesco and Buyer for losses arising out of the breach of Sellers’ pre-closing covenants in the Purchase Agreement and certain indemnified tax matters, with recourse limited to a $10 million and $8.5 million escrow account, respectively.

New ABL Credit Agreement

On or prior to the closing of the Acquisition, we expect to enter into the New ABL Credit Agreement. The New ABL Credit Agreement provides for the New ABL Facility providing for up to $750.0 million in borrowings, subject to a borrowing base, $400.0 of which is available to be drawn upon closing of the Acquisition.

Equity Investment

On December 3, 2020, Nesco entered into the Investment Agreement with Platinum in respect of the Subscription, relating to the issuance and sale to Platinum of (i) Common Stock, for an aggregate purchase price in the range of $700 million to $763 million, with the specific amount to be calculated in accordance with the Investment Agreement based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement, and (ii) additional shares of common stock for an aggregate purchase price of not more than $100 million, if necessary, in connection with the Supplemental Equity Financing. The shares of common stock issued and sold to Platinum will have a purchase price of $5.00 per share. Nesco has also entered into subscription agreements in respect of the Supplemental Equity Financing. Both the Subscription and the Supplemental Equity Financing are subject to customary closing conditions.

Sources and Uses

The following table summarizes the estimated sources and uses of funds in connection with the Transaction, assuming the Transaction occurred on December 31, 2020. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Transaction depending on several factors, including changes in our working capital and capital expenditures and differences from our estimation of fees and expenses. You should read the following together with “The Transaction” and “Unaudited Pro Forma Combined Financial Information.”

Sources of Funds		Uses of Funds
(in millions)		(in millions)
New ABL Facility(1)	$400.0	Purchase of outstanding Custom Truck equity	(6)	$1,432.0
Notes offered hereby(5)	920.0	Existing Nesco Debt Paydown	(7)	735.0
Nesco rolled debt/capital leases	12.0	CTOS rolled debt/capital leases		43.0
CTOS rolled debt/capital leases	43.0	Nesco rolled debt/capital leases		12.0
Proceeds from Supplemental Equity(4)	140.0	Interest due on Existing Nesco Indebtedness	(8)	8.0
Rollover of Equity(3)	100.0	Nesco Breakage Fees	(9)	39.0
Proceeds from Subscription(2)	742.0	Financing Fees	(10)	45.0
Existing Nesco equity	246.0	Other fees and expenses(11)		44.0
		Existing Nesco equity		246.0
Total Sources	$2,603.0	Total Uses		$2,603.0

(1)	See “Description of Other Indebtedness — ABL Credit Facility.” We anticipate borrowing $400.0 million under our New ABL Facility in connection with the Closing.
(2)	See “The Transactions and the Transaction Agreements — Common Stock Purchase Agreement.”
(3)	See “The Transactions and the Transaction Agreements — Rollover Agreements.”
(4)	See “The Transactions and the Transaction Agreements — Common Stock Purchase Agreement — Sale and Purchase of the Shares.”
(5)	Reflects the aggregate principal amount of the notes offered hereby, excluding initial purchasers’ discounts. Assumes that the notes will be issued at par.
(6)	Includes the repayment of approximately $601 million of existing Custom Truck indebtedness.
(7)	See “Unaudited Pro Forma Condensed Combined Financial Information” for a description of assumptions related estimated debt repayment costs. Includes principal due under Existing Credit Facility of approximately $260 million (after giving effect to incremental borrowings during the first quarter of 2021) and outstanding principal amount of Existing Senior Notes of $475.0 million.
(8)	Reflects estimated interest expected to be accrued through the Closing Date after giving effect to interest payments on the Existing Secured Notes during the first quarter of 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.”
(9)	Reflects estimated prepayment premium related to Existing Secured Notes. See “Unaudited Pro Forma Condensed Combined Financial Information” for a description of assumptions related estimated debt payment costs.
(10)	Includes approximately $45.0 million of debt issuance costs associated with the New ABL Facility and the notes offered hereby.
(11)	Includes other fees and expenses related to the offering.

Corporate Information

Nesco’s principal executive offices are located at 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804, its telephone number is (260) 824-6340, and website is www.nescorentals.com. Information on, or accessible through, the website is not part of this offering memorandum, nor is such content incorporated by reference herein.

Platinum

Founded in 1995 by Tom Gores, Platinum is a global investment firm with approximately $23 billion of assets under management and a portfolio of approximately 40 operating companies representing over $25 billion in revenue that serve customers around the world. The firm is currently investing from Platinum Equity Capital Partners V, a $10 billion global buyout fund, and Platinum Equity Small Cap Fund, a $1.5 billion buyout fund focused on investment opportunities in the lower middle market. Platinum specializes in mergers, acquisitions and operations — a trademarked strategy it calls M&A&O® — acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 26 years, Platinum has completed more than 300 acquisitions.

Summary Historical, unaudited pro forma and other Financial Information

Nesco’s consolidated balance sheet data as of December 31, 2020, December 31, 2019 and December 31, 2018 and statement of operations and cash flow data for each of the three years in the period ended December 31, 2020 is derived from Nesco’s audited consolidated financial statements, included elsewhere in this offering memorandum.

Custom Truck’s consolidated balance sheet data as of December 31, 2020, December 31, 2019 and December 31, 2018 and statement of operations and cash flow data for each of the three years in the period ended December 31, 2020 is derived from Custom Truck’s audited consolidated financial statements, included elsewhere in this offering memorandum.

The following tables also present summary unaudited pro forma condensed combined financial information about the financial condition and results of operations of the combined company after giving effect to the Acquisition and related transactions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 give effect to the Acquisition and related transactions as if they occurred on December 31, 2020. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 give effect to the Transaction as if it occurred on January 1, 2020, the first day of Nesco’s 2020 fiscal year.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this offering memorandum and the accompanying notes to the pro forma financial information. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information.” In addition, the pro forma financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Nesco and Custom Truck for the applicable periods, which have been included in this offering memorandum. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information. The pro forma financial information below and elsewhere in this offering memorandum are not indicative of the future performance of the combined company.

The information presented below is only a summary and should be read in conjunction with each of Nesco’s and Custom Truck’s consolidated financial statements and related notes, “Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Custom Truck’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Non-GAAP Financial Measures,” “Risk Factors,” “The Transaction,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere herein. The historical results included below and elsewhere in this offering memorandum are not indicative of the future performance of Nesco or Custom Truck. All amounts are in US dollars.

Nesco

The information presented below is that of Nesco Holdings, Inc., the indirect parent of the Issuer. The only assets of Nesco Holdings, Inc. are equity interests in Capitol Intermediate Holdings, LLC.

	Nesco Historical			Pro Forma Year Ended
	Year Ended December 31,			December 31,
(in $000s)	2020	2019	2018	2020
Statement of Operations Data:
Revenue	$302,739	$264,035	$246,297	$1,356,481
Cost of revenue	226,296	177,487	164,679	1,143,423
Gross profit	76,443	86,548	81,618	213,058
Operating expenses	59,195	50,530	38,454	241,081
Operating income (loss)	17,248	36,018	43,164	(28,023)
Interest expense	63,200	63,361	56,698	125,239
Other (income) expense(1)	5,399	5,695	287	45,673
Income (loss) before income taxes	(51,351)	(33,038)	(13,821)	(198,935)
Income tax expense (benefit)	(30,074)	(5,986)	1,705	(67,642)
Net income (loss)	$(21,277)	$(27,052)	$(15,526)	$(131,293)
Balance Sheet Data (at end of period):
Current assets	$103,242	$115,843	$68,617	$713,394
Rental equipment, net	335,812	383,420	320,722	922,337
Total assets	768,404	815,284	691,556	2,775,645
Total debt, including current portion	727,664	742,385	792,687	1,355,590
Stockholders’ equity (deficit)	(31,067)	(12,130)	(158,756)	921,521
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$42,829	$18,792	$41,040
Investing activities	(29,314)	(129,679)	(27,438)
Financing activities	(16,405)	115,049	(12,422)
Non-GAAP and Other Financial Data:
EBITDA(2)	$94,561	$104,879	$110,015	$142,317
Adjusted EBITDA(2)	$118,568	$127,486	$121,657	$295,067
Average OEC on rent(3)	$482,016	$478,967	$450,195	$1,019,431
Fleet utilization(4)	74.6%	84.7%	86.9%
OEC on rent yield(5)	36.0%	36.9%	37.1%	40.2%
Pro Forma Financial Data:
Pro Forma Combined Adjusted EBITDA(2)				$345,067
Net debt (at period end)(6)				$1,375,195
Ratio of net debt to Pro Forma Adjusted EBITDA(7)				$4.0	x

(1)	Other (income) expense includes a loss on extinguishment of debt of $4.0 million for the year ended December 31, 2019.
(2)	Adjusted EBITDA is a non-GAAP financial performance measure that Nesco and Custom Truck use to monitor their results from operations, to measure performance against debt covenants and performance relative to competitors. Nesco and Custom Truck believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of each their operating performance when compared to peers, without regard to financing methods or capital structures. Nesco and Custom Truck exclude the items identified in the reconciliations of net income to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Neither company’s presentation of Adjusted EBITDA should be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Each of Nesco’s and Custom Truck’s computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. See “Use of Non-GAAP Financial Information.”

Nesco and Custom Truck define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Nesco and Custom Truck do not view as indicative of ongoing performance. Custom Truck’s Adjusted EBITDA also reflects operating results as though all rental contracts with customers were accounted for as operating leases rather than sales-type leases, as Custom Truck believes this better reflects the cash flows of these contracts, and excludes additional expense determined to be non-recurring or non-core as permitted for under Custom Truck’s credit agreements. Additionally, Nesco’s and Custom Truck’s Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire new equipment that is added to the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based upon original equipment cost (or, “OEC”), and Nesco and Custom Truck measure a rate of return from rentals and sales using OEC. As indicated above, the agreements governing each of Nesco’s and Custom Truck’s indebtedness define this adjustment to EBITDA, as such, and it is believed this metric is a better indication of each company’s true cost of equipment sales due to the removal of the purchase accounting adjustments.

The tables below present a reconciliation of Adjusted EBITDA to net income, Nesco’s most directly comparable financial measure calculated and presented in accordance with GAAP. All adjustments included in the table below are permitted under the credit agreements of Nesco and, accordingly, have been provided to the lenders as part of Nesco’s quarterly reporting requirements.

	Nesco Historical			Pro Forma Year Ended
	Year Ended December 31,			December 31,
(in $000s)	2020	2019	2018	2020
Net income (loss)	$(21,277)	$(27,052)	$(15,526)	$(131,293)
Interest expense	63,200	63,361	56,698	109,113
Income tax expense (benefit)	(30,074)	(5,986)	1,705	(67,642)
Depreciation and amortization	82,712	74,556	67,138	232,139
EBITDA	94,561	104,879	110,015	142,317
Adjustments:
Non-cash purchase accounting impact(a)	2,510	1,802	3,631	33,392
Transaction and process improvement costs(b)	11,660	15,866	2,536	105,818
Sales-type lease adjustment(c)	—	—	—	3,210
Major repairs(d)	2,177	2,216	1,436	2,177
Share-based payments(e)	2,357	1,014	1,130	4,435
Other non-recurring items(f)	—	—	2,909	(1,585)
Change in fair value of derivative(g)	5,303	1,709	—	5,303
Total adjustments	24,007	22,607	11,642	152,750
Adjusted EBITDA	$118,568	$127,486	$121,657	$295,067
Transaction synergies and cost savings(h)				50,000
Pro Forma Adjusted EBITDA				345,067

(a)	Non-cash purchase accounting impact.

Nesco:    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.

Custom Truck (for purposes of the Pro Forma year ended December 31, 2020 period only):    Reclassified from historical Custom Truck “Legacy entity/purchase accounting” adjustment. In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of purchase accounting on sales of rental equipment obtained in conjunction with the 2015 acquisitions through which Custom Truck was formed. This adjustment also includes certain charges incurred by Custom Truck related to conditions or events that existed prior to the 2015 acquisitions, including, but not limited to, settlement of liabilities relating to the pre-acquisition period and subsequent write-downs or impairments of receivables and inventory obtained through the 2015 acquisitions.

(b)	Transaction and process improvement costs.

Nesco: Represents transaction costs related to Nesco’s acquisition of Truck Utilities (which includes post-acquisition integration expenses incurred during the year ended December 31, 2020 and transaction expenses related to the pending acquisition of Custom Truck; 2019: Represents transaction expenses related to merger activities associated with the transaction with Capitol that was consummated on July 31, 2019. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are costs of startup activities (which include training, travel, and process setup costs) associated with the rollout of new PTA locations that occurred throughout the prior year into the current period. Finally, the expenses associated with the closure of operations in Mexico, which closure activities commenced in the third quarter of 2019, are included for the twelve month period periods ended December 31, 2020 and 2019. Pursuant to Nesco’s credit agreement, the cost of undertakings to affect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.

Custom Truck (for purposes of the Pro Forma year ended December 31, 2020 period only):    Reclassified from historical Custom Truck “New site/product development.” This adjustment reflects the costs incurred to launch new branch locations or products. New product development has not been a core business activity for Custom Truck, as its primary business activities generally include renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. Reclassified from historical Custom Truck “Consulting and transaction fees.” This adjustment includes consulting fees and other costs related to the implementation of a new ERP system, business combinations, and the contemplated sale of Custom Truck in 2020.

(c)	Sales-type lease adjustment.

Custom Truck (for purposes of the Pro Forma year ended December 31, 2020 period only):    In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of sales-type lease accounting for certain leases containing rental purchase options (“RPOs”), as the application of sales-type lease accounting was not deemed to be representative of the ongoing cash flows of the underlying rental contracts.

(d)	Major repairs.

Nesco:    Represents the undepreciated cost of replaced vehicle chassis and components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.

(e)	Share-based payments.

Nesco:    Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units.

Custom Truck (for purposes of the Pro Forma year ended December 31, 2020 period only):    Adjustment represents the non-cash equity-based compensation expense related to Custom Truck’s Class B interests.

(f)	Other non-recurring items.

Nesco.    Represents charges incurred in 2018 for the early termination of fleet equipment leases.

Custom Truck (for purposes of the Pro Forma year ended December 31, 2020 period only):    Reclassified from historical Custom Truck “Tax-related matters.” This adjustment represents the favorable and unfavorable impacts of specific audits related to Custom Truck’s withholding of state-specific sales, motor vehicle, and rental-related taxes. These items are deemed to be non-recurring in nature due to the fact that these taxes would ordinarily be passed-through to our customers, and, where applicable, Custom Truck has adjusted its withholding percentages to comply with the relevant audit findings. Reclassified from historical Custom Truck “Other adjustments.” Represents miscellaneous non-recurring gains or losses, as permitted under our credit agreement. Adjustments running through this item include, but are not limited to severance, cleaning and other charges related to COVID-19; costs specific to certain non-routine transactions, such as debt refinancings; miscellaneous gains on the sale of non-rental property and equipment; gains and losses on the extinguishment of debt; sponsor management fees; and other individually immaterial charges as reported under the Custom Truck Credit Agreement.

(g)	Change in fair value of derivative.

Nesco. Represents the charge to earnings for Nesco’s interest rate collar (which is an undesignated hedge).

(h)	Represents estimated synergies and cost-savings of $50.0 million related to actionable items as described on page 42. This estimate is based on our current view; however, this estimate and our ability to achieve such synergies and cost-savings is subject to risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by the estimate. To achieve this level or annual cost savings, we expect to incur one-time costs of approximately $50.0 million over three years with the first $40 million being incurred during the first two years following the Acquisition. See “Risk Factors — Risks Related to the Transaction — Integration of the Nesco and Custom Truck businesses may be difficult, costly and time-consuming, and the anticipated benefits and cost savings of the Transaction may not be realized or may be less than expected.”

(3)	OEC on rent is the original equipment cost of units rented to customers at a given point in time. Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period. OEC represents the original equipment cost, exclusive of the effect of adjustments to rental equipment fleet acquired in business combinations, and is the basis for calculating certain of the measures set forth below. This adjusted measure of OEC is used by our creditors pursuant to our credit agreements, wherein this is a component of the basis for determining compliance with our financial loan covenants. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based upon OEC, and we measure a rate of return from our rentals and sales using OEC. OEC is a widely used industry metric to compare fleet dollar value independent of depreciation.

(4)	Fleet Utilization is defined as the total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC. Utilization is a measure of fleet efficiency expressed as a percentage of time the fleet is on rent and is considered to be an important indicator of the revenue generating capacity of the fleet.

(5)	OEC on Rent Yield is a measure of return realized by our on rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on Rent for the same period.

(6)	Reflects the netting of $1.5 million of unrestricted cash and cash equivalents as of December 31, 2020 on a pro forma basis after giving effect to the Transaction and excludes approximately $360.7 million of indebtedness incurred under Floorplan Financing Agreements. See “Use of Proceeds.” The following presents a reconciliation of pro forma combined long-term debt, including current maturities, to net debt:

(in $000s)	Pro Forma Combined as of December 31, 2020
Current portion of long-term debt	$17,614
Current portion of capital leases	5,536
Long-term debt	1,323,572
Capital leases	8,868
Total debt, net of debt issuance costs	1,355,590
Add: debt issuance costs	21,100
Total debt	1,376,690
Less: Cash and cash equivalents	(1,495)
Net debt (at period end)	$1,375,195

(7)	Calculated as pro forma net debt divided by year ended December 31, 2020 Pro Forma Combined Adjusted EBITDA. Excludes approximately $360.7 million of indebtedness incurred under Floorplan Financing Agreements. See “Description of Other Indebtedness.”

Custom Truck

	Historical Custom Truck
	Year Ended December 31,
(in $000s)	2020	2019	2018
Statement of Operations Data
Revenue	$1,053,742	$1,029,917	$858,867
Cost of revenue	867,566	831,541	694,630
Gross profit	186,176	198,376	164,237
Operating expenses	132,917	141,935	119,529
Operating income	53,259	56,441	44,708
Interest expense	56,506	70,507	56,259
Other (income) expense	(12,199)	(5,778)	(3,298)
Net income (loss)	$8,953	$(8,288)	$(8,253)
Balance Sheet Data (at end of period):
Current assets	$635,249	$756,337	$541,444
Rental equipment, net	374,835	411,763	381,533
Total assets	1,455,441	1,618,859	1,359,971
Total debt, including current portion	639,554	655,463	585,410
Stockholders’ equity (deficit)	362,561	351,858	358,779
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$143,534	$(28,905)	$64,828
Investing activities	(43,728)	(134,474)	(131,892)
Financing activities	(74,797)	134,600	68,093
Non-GAAP and Other Financial Data:
Adjusted EBITDA(1)	$176,499	$197,755	$170,927
Average OEC on Rent(2)	537,415	577,491	528,948
Fleet Utilization(3)	76.1%	85.5%	85.2%
OEC on Rent Yield(4)	40.2%	35.8%	37.1%

(1)	Adjusted EBITDA is a non-GAAP financial performance measure that Custom Truck uses to monitor its results from operations, to measure performance against debt covenants and performance relative to competitors. Custom Truck believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of its operating performance when compared to peers, without regard to financing methods or capital structures. Custom Truck excludes the items identified in the reconciliations of net income to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Custom Truck’s presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Custom Truck’s computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

Custom Truck defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Custom Truck does not view as indicative of ongoing performance. Custom Truck’s Adjusted EBITDA also reflects operating results as though all rental contracts with customers were accounted for as operating leases rather than sales-type leases, as Custom Truck believes this better reflects the cash flows of these contracts, and excludes additional expense determined to be non-recurring or non-core as permitted for under Custom Truck’s credit agreements. Additionally, Custom Truck’s Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire new equipment that is added to the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based upon original equipment cost (or, “OEC”), and

Custom Truck measures a rate of return from rentals and sales using OEC. As indicated above, the agreements governing Custom Truck’s indebtedness define this adjustment to EBITDA, as such, and it is believed this metric is a better indication of its true cost of equipment sales due to the removal of the purchase accounting adjustments.

The tables below present a reconciliation of Adjusted EBITDA to net income, Custom Truck’s most directly comparable financial measure calculated and presented in accordance with GAAP. All adjustments included in the table below are permitted under the credit agreements of Custom Truck and, accordingly, have been provided to the lenders as part of its quarterly reporting requirements.

	Historical Custom Truck
	Year Ended December 31,
(in $000s)	2020	2019	2018
Net income (loss)	$8,953	$(8,288)	$(8,253)
Depreciation and amortization	119,806	130,210	120,538
Interest (excluding Floorplan Financing Agreements)	38,118	50,790	44,851
EBITDA	166,877	172,712	157,136
Adjustments:
Equity-based compensation(a)	2,078	1,933	5,349
Sales-type lease adjustment(b)	3,210	3,229	1,451
New site/product development(c)	470	2,707	—
Tax-related matters(d)	(1,809)	3,720	1,085
Consulting and transaction fees(e)	4,476	4,983	2,711
Legacy entity/purchase accounting(f)	973	2,406	2,861
Other adjustments(g)	224	6,065	334
Total Adjustments	9,622	25,043	13,791
Adjusted EBITDA	$176,499	$197,755	$170,927

(a)	Adjustment represents the non-cash equity-based compensation expense related to Custom Truck’s Class B interests.
(b)	In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of sales-type lease accounting for certain leases containing rental purchase options (RPOs), as the application of sales-type lease accounting was not deemed to be representative of the ongoing cash flows of the underlying rental contracts.
(c)	This adjustment reflects the costs incurred to launch new branch locations or products. New product development has not been a core business activity for Custom Truck, as its primary business activities generally include renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts.
(d)	This adjustment represents the favorable and unfavorable impacts of specific audits related to Custom Truck’s withholding of state-specific sales, motor vehicle, and rental-related taxes. These items are deemed to be non-recurring in nature due to the fact that these taxes would ordinarily be passed-through to our customers, and, where applicable, Custom Truck has adjusted its withholding percentages to comply with the relevant audit findings.

(e)	This adjustment includes consulting fees and other costs related to the implementation of a new ERP system, business combinations, the contemplated sale of Custom Truck in 2019, and the sale of Custom Truck to Nesco in 2020.
(f)	In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of purchase accounting on sales of rental equipment obtained in conjunction with the 2015 acquisitions through which Custom Truck was formed. This adjustment also includes certain charges incurred by Custom Truck related to conditions or events that existed prior to the 2015 acquisitions, including, but not limited to, settlement of liabilities relating to the pre-acquisition period and subsequent write-downs or impairments of receivables and inventory obtained through the 2015 acquisitions.
(g)	Represents miscellaneous gains or losses, as permitted under the Custom Truck Credit Agreement. Adjustments running through this item include, but are not limited to severance, cleaning and other charges related to COVID-19; costs specific to certain non-routine transactions, such as debt refinancings; miscellaneous gains on the sale of non-rental property and equipment; gains and losses on the extinguishment of debt; sponsor management fees; and other individually immaterial charges as reported under the Custom Truck Credit Agreement.

(2)	OEC on rent is the OEC of units on rent to third party customers at a given point in time. Average OEC on rent is calculated as the simple average of OEC on rent during the stated period of time. OEC represents the original equipment cost exclusive of the effect of purchase accounting adjustments applied to rental equipment acquired in business combinations and any rental equipment held for sale. Evaluation of our rate of return from rental is based on OEC. OEC is a widely used industry metric to compare fleet investment independent of depreciation.

(3)	Fleet utilization is defined as the total numbers of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC. Utilization is a measure of fleet efficiency expressed as a percentage of time the fleet is on rent and is considered to be an important indicator of the revenue generating capacity of the fleet.

(4)	OEC on rent yield (“ORY”) is a measure of return realized by our on rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.

Unaudited Pro Forma Condensed Combined Financial Information

On December 3, 2020, the parties thereto entered into the Purchase Agreement, dated December 3, 2020, pursuant to which Nesco has agreed to acquire 100% of the partnership interests of Custom Truck. Upon consummation of the Acquisition, Sellers will receive a base purchase price of $1.475 billion, subject to customary adjustments in respect of the cash, indebtedness and transaction expenses of Custom Truck as of the Closing, as well as an adjustment on the basis of the original equipment cost of the rental fleet inventory owned by Custom Truck as of the Closing Date. In connection with the Acquisition, Nesco and certain Sellers entered into Rollover Agreements, pursuant to which such Sellers agreed to contribute a portion of their equity interests in Custom Truck in exchange for 20,000,000 shares of Nesco’s common stock. The contributions of equity interests in exchange for shares of common stock contemplated by the Rollover Agreements will be consummated immediately prior to the Closing Date.

On December 3, 2020, Nesco also entered into the Investment Agreement with Platinum. Pursuant to the terms of the Investment Agreement, Nesco will issue and sell shares of its common stock to Platinum for an aggregate purchase price in the range of $700 million to $763 million based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement. Nesco has also agreed to use its reasonable best efforts to sell shares of its common stock in a private placement, a registered public offering, and/or a rights offering to its stockholders, in each case for the aggregate amount of up to $200 million. If necessary as a backstop to the Supplemental Equity Financing, Nesco will issue and sell additional shares of common stock to Platinum for an aggregate purchase price of not more than $100 million. For the purpose of the unaudited pro forma condensed combined financial information, the total Subscription from Platinum is estimated to be $742 million and the Supplemental Equity Financing is estimated to be $140 million, both at a price of $5.00 per share. The proceeds from the Subscription and the Supplemental Equity Financing will be used to pay a portion of the purchase price in the Acquisition and other fees and expenses. To the extent the proceeds of the Subscription, the Supplemental Equity Financing and the Debt Financing exceed the amount required to pay the purchase price, fees and expenses related to the Transaction and indebtedness required to be discharged in connection therewith, the amount of any Debt Financing will be correspondingly reduced.

In connection with entering into the Purchase Agreement, Nesco and Platinum entered into the Debt Commitment Letter pursuant to which the Commitment Parties have agreed to provide a portion of the financing necessary to fund the consideration to be paid pursuant to the terms of the Purchase Agreement. The Debt Financing is anticipated to consist of the following: (i) an asset-based revolving credit facility in an aggregate principal amount of up to $750 million, $400 million of which shall be available on the closing date to finance the purchase price or, when determined, for working capital adjustments payable under the Purchase Agreement (the “New ABL Facility”); and (ii) an issuance of senior secured notes (the “notes”) yielding $1.0 billion in gross cash proceeds and/or to the extent that the issuance of the notes yields less than $1.0 billion in gross cash proceeds or such cash proceeds are otherwise unavailable to consummate the Acquisition, loans under a senior secured bridge facility yielding up to $1.0 billion in gross cash proceeds (less the gross cash proceeds received from the notes and available for use, if any). For purposes of the unaudited pro forma condensed combined financial information, the amount estimated to be incurred under the notes at close of the Transaction is $920 million.

The unaudited pro forma condensed combined financial information presented herein gives effect to the following transactions:

●	the Subscription;

●	the Supplemental Equity Financing;

●	the extinguishment of Nesco’s existing 2019 Credit Facility and its Existing Secured Notes and the contemporaneous Debt Financing (referred to with the Subscription and the Supplemental Equity Financing, collectively as the “Financing”); and

●	the estimated effects of the acquisition of Custom Truck, inclusive of the estimated effects of debt repaid and the Rollover (collectively, the “Transaction Accounting Adjustments”).

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Nesco and Custom Truck described below. In preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, certain reclassifications were made to conform the historical reported financial information of Custom Truck to the reporting presentation of Nesco.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 is based on, derived from, and should be read in conjunction with, Nesco’s historical audited consolidated financial statements included elsewhere in this offering memorandum. The aforementioned unaudited pro forma financial information is also based on and derived from Custom Truck’s historical audited consolidated financial statements for the year ended December 31, 2020 and should be read in conjunction with Custom Truck’s historical audited consolidated financial statements included elsewhere in this offering memorandum.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 assumes that the Transaction occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Transaction occurred on December 31, 2020. The historical financial statements of Nesco and Custom Truck have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Acquisition and related to the financing of the Acquisition, in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to represent or be indicative of the combined financial position or results of operations that would have been realized had the transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations of the combined company. In addition, the unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Transaction.

Nesco Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020

(in $000s)	Historical Nesco	Historical Custom Truck reclassified (Note 3)	Transaction Accounting Adjustments – Financing (Note 4)		Transaction Accounting Adjustments – Acquisition (Note 5)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$3,412	$59,130	$1,371,917	4.a(i)	$(1,432,964)	5.a(i)	$1,495
Accounts receivable, net	60,933	108,744	—		—		169,677
Financing receivables, net	—	19,123	—		—		19,123
Inventory	31,367	444,402	—		35,950	5.a(ii)	511,719
Prepaid expenses and other	7,530	3,850	—		—		11,380
Total current assets	103,242	635,249	1,371,917		(1,397,014)		713,394
Property and equipment, net	6,269	87,178	—		—		93,447
Rental equipment, net	335,812	374,835	—		211,690	5.a (iii)	922,337
Goodwill and other intangibles, net	305,631	340,615	—		354,857	5.a(iv)	1,001,103
Deferred income taxes	16,952	—	—		—		16,952
Notes receivable	498	—	—		—		498
Other assets	—	17,564	11,250	4.a(ii)	(900)	5.a(v)	27,914
Total Assets	$768,404	$1,455,441	$1,383,167		$(831,367)		$2,775,645
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$31,829	$38,997	$—		$—		$70,826
Accrued expenses	31,991	29,902	(17,762)	4.a(iii)	(8,837)	5.a(vi)	35,294
Deferred income and deposits	975	19,765	—		—		20,740
Floor plan payables – trade	—	121,747	—		—		121,747
Floor plan payables – non-trade	—	238,956	—		—		238,956
Current maturities of long-term debt	1,280	16,334	—		—		17,614
Current portion of capital lease obligations	5,276	260	—		—		5,536
Other liabilities	—	1,377	—		—		1,377
Total current liabilities	71,351	467,338	(17,762)		(8,837)		512,090
Long-term debt, net	715,858	619,342	584,141	4.a(iv)	(595,769)	5.a (vii)	1,323,572
Capital leases	5,250	3,618	—		—		8,868
Deferred income taxes	—	—	—		—		—
Other liabilities	7,012	2,582	—		—		9,594
Total long-term liabilities	728,120	625,542	584,141		(595,769)		1,342,034
Stockholders’ Equity
Common stock	5	—	18	4.a(v)	2	5.a (viii)	25
Class A interest	—	569,964	—		(569,964)	5.a (viii)	—
Additional paid-in capital	434,917	12,154	881,982	4.a(v)	157,644	5.a (viii)	1,486,697
Accumulated deficit	(465,989)	(219,557)	(65,212)	4.a(v)	185,557	5.a (viii)	(565,201)
Total stockholders’ equity	(31,067)	362,561	816,788		(226,761)		921,521
Total Liabilities and Stockholders’ Equity	$768,404	$1,455,441	$1,383,167		$(831,367)		$2,775,645

See accompanying notes to unaudited pro forma condensed combined financial information.

Nesco Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020

(in $000s, except share and per share data)	Historical Nesco	Historical Custom Truck reclassified (Note 3)	Transaction Accounting Adjustments – Financing (Note 4)		Transaction Accounting Adjustments – Acquisition (Note 5)		Pro Forma Combined
Revenue
Rental revenue	$195,490	$215,008	$—		$—		$410,498
Sales of rental equipment	31,533	161,694	—		—		193,227
Sales of new equipment	25,099	602,608	—		—		627,707
Parts sales and services	50,617	74,432	—		—		125,049
Total revenue	302,739	1,053,742	—		—		1,356,481
Cost of Revenue
Cost of rental revenue	59,030	50,641	—		4,080	5.b(ii)	113,751
Depreciation of rental equipment	78,532	97,653	—		19,652	5.b(i)	195,837
Cost of rental equipment sales	25,615	122,732	—		1,461	5.b(ii)	149,808
Cost of new equipment sales	21,792	533,889	—		16,661	5.b(ii)	572,342
Cost of parts sales and services	39,150	62,651	—		7,707	5.b(ii)	109,508
Major repair disposals	2,177	—	—		—		2,177
Total cost of revenue	226,296	867,566	—		49,561		1,143,423
Gross Profit	76,443	186,176	—		(49,561)		213,058
Operating Expenses
Selling, general and administrative expenses	43,464	113,272	—		—		156,736
Licensing and titling expenses	2,945	3,423	—		—		6,368
Amortization and non-rental depreciation	3,248	13,103	—		9,969	5.b (iii)	26,320
Transaction expenses	6,627	3,119	—		34,000	5.b(iv)	43,746
Asset impairment	—	—	—		—		—
Other operating expenses	2,911	—	5,000	4.b (iii)	—		7,911
Total operating expenses	59,195	132,917	5,000		43,969		241,081
Operating Income	17,248	53,259	(5,000)		(93,530)		(28,023)
Other Expense
Loss (gain) on extinguishment of debt	—	2,261	50,212	4.b(ii)	—		52,473
Interest expense, net	63,200	54,244	43,165	4.b(i)	(35,370)	5.b(v)	125,239
Other (income) expense, net	5,399	(12,199)	—		—		(6,800)
Total other expense	68,599	44,306	93,377		(35,370)		170,912
Loss Before Income Taxes	(51,351)	8,953	(98,377)		(58,160)		(198,935)
Income Tax Expense (Benefit)	(30,074)	—	(23,610)	4.b(iv)	(13,958)	5.b(vi)	(67,642)
Net Income (Loss)	$(21,277)	$8,953	$(74,767)		$(44,202)		$(131,293)

Earnings (Loss) Per Share:
Basic and diluted	$(0.43)						$(0.53)
Weighted-Average Common Shares Outstanding (Note 6):
Basic and diluted	49,064,615						245,464,615

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X, “Pro Forma Financial Information,” as amended by the SEC’s Final Rule Release No. 33-10786, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The amended Article 11 was effective on January 1, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical consolidated statements of operations of Nesco and Custom Truck, giving effect to the transactions as if they had been completed on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical consolidated balance sheets of Nesco and Custom Truck, giving effect to the transactions as if they had been completed on December 31, 2020.

Nesco’s and Custom Truck’s historical financial statements were prepared in accordance with U.S. GAAP, presented in U.S. dollars, and there were no material intercompany transactions and balances between Nesco and Custom Truck as of and for the year ended December 31, 2020. As discussed in Note 3, certain reclassifications were made to align Nesco’s and Custom Truck’s financial statement presentation. Nesco has not identified all adjustments necessary to conform Custom Truck’s accounting policies to Nesco’s accounting policies. Upon completion of the transactions, or as more information becomes available, Nesco will complete a more detailed review of Custom Truck’s accounting policies. As a result of that review, further differences could be identified between the accounting policies of the two companies.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Nesco as the accounting acquirer of Custom Truck. In identifying Nesco as the accounting acquirer, management considered the structure of the transaction and other actions contemplated by the Purchase Agreement, including the composition of purchase consideration that will be issued to the selling equity holders of Custom Truck (consisting of cash from Nesco and Nesco common stock). Nesco also considered the relative outstanding share ownership and the composition of the combined company board of directors following completion of the Acquisition. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of Custom Truck based upon management’s preliminary estimate of their fair values as of December 31, 2020. Nesco has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Custom Truck’s assets to be acquired or liabilities assumed, other than a preliminary estimate for inventory, rental equipment and certain intangible assets. Accordingly, apart from these assets, Custom Truck’s assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair values.

All amounts presented within these notes to the unaudited pro forma condensed combined financial information are in thousands, except share and per share data.

2. The Acquisition

On December 3, 2020, the parties entered into the Purchase and Sale Agreement, pursuant to which Nesco’s wholly owned subsidiary, Nesco Holdings II, Inc., has agreed to acquire 100% of the partnership interests of Custom Truck. The estimated cash consideration presented herein may be adjusted for customary adjustments in respect of the cash, indebtedness, net working capital, and transaction expenses of Custom Truck as of the closing of the Acquisition, as well as an adjustment on the basis of the original equipment cost of the rental fleet inventory owned by Custom Truck as of the Closing Date. These adjustments, if any, will affect the preliminary estimated total acquisition consideration presented herein.

Estimated total acquisition consideration

(in $000s, except share and per share data)	Shares	Nesco share price March 11, 2021	Amount
Estimated cash consideration(i)			$788,858
Estimated repayment of Custom Truck debt(ii)			547,357
Estimated value of Nesco common stock to be issued to Custom Truck equity holders(iii)	20,000,000	$8.49	169,800
Preliminary estimated fair value of total acquisition consideration			$1,506,015

(i)	The estimated cash consideration paid by Nesco for the outstanding partnership interests of Custom Truck.
(ii)	The estimated cash paid by Nesco to retire Custom Truck’s Term Loan indebtedness (which balance was $594.0 million at December 31, 2020), borrowings on the Custom Truck Revolver (which balance was $7.3 million at December 31, 2020) and accrued interest thereon (which balance was $0.2 million at December 31, 2020), net of a reduction to the outstanding principal of $54.1 million to reflect the application of Custom Truck’s December 31, 2020 cash and cash equivalents balance to further reduce the indebtedness. Pursuant to the terms of the Purchase Agreement, the Sellers have agreed to a closing cash amount, as defined in the agreement, equal to or less than $5.0 million, such that Custom Truck’s excess cash is estimated to reduce indebtedness on or before the Closing Date.
(iii)	20,000,000 shares of Nesco newly issued common stock will be issued as pursuant to the Rollover Agreements to certain Sellers. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated value of Nesco common stock for the acquisition consideration is based upon the $8.49 per share closing Nesco common stock price as of March 11, 2021. The final acquisition consideration at closing may change materially from the amount shown. A 25% change in the closing price per share of Nesco common stock would increase or decrease the estimated fair value of share acquisition consideration by approximately $42.5 million.

The following table presents a reconciliation from the “base purchase price,” as defined in the Purchase Agreement, which is based on a $5.00 per share value of Nesco’s common stock, to the estimated value of the equity consideration to be issued, which is based upon the $8.49 per share closing Nesco common stock price as of March 11, 2021:

(in $000s)
Base purchase price per Purchase and Sale Agreement	$1,475,000
Adjusted for:
Estimated closing cash and cash equivalents(i)	5,000
Estimated aggregate closing indebtedness	(43,785)
Rollover Agreements and share price fair value difference as of March 11, 2021	69,800
Preliminary estimated fair value of total acquisition consideration	$1,506,015

(i)	Pursuant to the terms of the Purchase Agreement, the Sellers have agreed to a closing cash amount, as defined in the agreement, equal to or less than $5,000.

Preliminary purchase price allocation

The estimated total acquisition consideration as shown above is allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. As mentioned in Note 1, Nesco has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Custom Truck’s assets to be acquired or liabilities assumed, other than a preliminary estimate for inventory, rental equipment and certain intangible assets. Such fair values are based on currently available information and certain assumptions that Nesco believes are reasonable. The estimates and underlying assumptions will be revised as additional information becomes available and those changes could be significant. Accordingly, certain assets acquired and liabilities assumed are presented at their respective carrying amounts as of December 31, 2020, and should be treated as preliminary values. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the Acquisition.

The following table summarizes the preliminary purchase price allocation, as if the Acquisition had been completed on December 31, 2020:

(in $000s)
Inventory	$480,352
Current assets (excluding inventory)	136,717
Property and equipment	87,178
Rental equipment	586,525
Intangible assets(i)	352,314
Other assets	16,664
Total identifiable assets acquired	1,659,750
Current liabilities	(467,120)
Long-term debt	(23,573)
Other liabilities	(6,200)
Total identifiable liabilities assumed	(496,893)
Goodwill	343,158
Purchase price	$1,506,015

(i)	Refer to Note 5.a(iv) for information on the intangible assets acquired.

3. Accounting Policies and Reclassifications

During the preparation of this unaudited pro forma condensed combined financial information, Nesco performed a preliminary assessment of Custom Truck’s financial information to identify differences in accounting policies as compared to those of Nesco and differences in financial statement presentation as compared to the presentation of Nesco. At the time of preparing this unaudited pro forma condensed combined financial information, Nesco has not identified all adjustments necessary to conform Custom Truck’s accounting policies to Nesco’s accounting policies. Following the Acquisition, the combined company will finalize the review of accounting policies, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a summary of adjustments made to present Custom Truck’s balance sheet as of December 31, 2020 to conform with that of Nesco:

(in $000s) Nesco Presentation	Custom Truck Presentation	Historical Custom Truck as of December 31, 2020	Accounting policy and reclassification adjustments	Note	Historical Custom Truck reclassified
Cash and cash equivalents	Cash and cash equivalents	$59,130	$—		$59,130
Accounts receivable, net	Accounts receivable, net	108,744	—		108,744
	Financing receivables, net	19,123	—		19,123
Inventory	Inventories, net	444,402	—		444,402
Prepaid expenses and other	Prepaid expenses and other	3,850	—		3,850
Property and equipment, net	Property and equipment, net	87,178	—		87,178
Rental equipment, net	Rental equipment, net	374,835	—		374,835
Goodwill and other intangibles, net		—	340,615	(i)	340,615
	Intangibles, net	72,803	(72,803)	(i)	—
	Goodwill	267,812	(267,812)	(i)	—
	Other assets	17,564	—		17,564
Accounts payable	Trade accounts payable	38,997	—		38,997
Accrued expenses	Accrued expenses	29,902	—		29,902
Deferred income and deposits	Customer deposits	19,765	—		19,765
	Floor plan payables – trade	121,747	—		121,747
	Floor plan payables – non-trade	238,956	—		238,956
Current maturities of long-term debt	Current maturities of long-term debt	16,594	(260)	(ii)	16,334
Current portion of capital lease obligations		—	260	(ii)	260
Other liabilities	Other liabilities	1,377	—		1,377
Long-term debt, net	Long-term debt, net of current maturities	622,960	(3,618)	(iii)	619,342
Capital leases		—	3,618	(iii)	3,618
Other liabilities	Other long-term liabilities	2,582	—		2,582

(i)	Represents a combination of Intangibles, net and Goodwill to a single financial statement line item.
(ii)	Represents a reclassification of the current portion of capital lease obligations from current maturities of long-term debt.
(iii)	Represents a reclassification of capital leases from Long-term debt, net of current maturities.

Refer to the table below for a summary of adjustments made to present Custom Truck’s statement of operations for the year ended December 31, 2020 to conform with that of Nesco:

(in $000s) Nesco Presentation	Custom Truck Presentation	Historical Custom Truck for the year ended December 31, 2020	Accounting policy and reclassification adjustments	Note	Historical Custom Truck reclassified
Rental revenue	Rental revenue	$215,008	$—		$215,008
Sales of rental equipment	Used sales revenue	161,694	—		161,694
Sales of new equipment	New sales revenue	602,608	—		602,608
Parts sales and services	Parts and service revenue	74,432	—		74,432
Cost of rental revenue	Cost of rental revenue	50,641	—		50,641
Depreciation of rental equipment	Depreciation of rental equipment	97,653	—		97,653
Cost of rental equipment sales	Cost of used sales	122,732	—		122,732
Cost of new equipment sales	Cost of new sales	533,889	—		533,889
Cost of parts sales and services	Cost of parts and service	62,651	—		62,651
Selling, general and administrative expenses	Selling, general and administrative	119,814	(6,542)	(i)	113,272
Licensing and titling expenses		—	3,423	(i)	3,423
Amortization and non-rental depreciation		—	13,103	(ii)	13,103
	Non-rental depreciation	4,722	(4,722)	(ii)	—
	Amortization	8,381	(8,381)	(ii)	—
Transaction expenses		—	3,119	(i)	3,119
Loss (gain) on extinguishment of debt		—	2,261	(iii)	2,261
Interest expense, net	Interest expense	56,505	(2,261)	(iii)	54,244
Other (income) expense, net		—	(12,199)	(iv)	(12,199)
	Financing income	(4,180)	4,180	(iv)	—
	Other income, net	(8,019)	8,019	(iv)	—

(i)	Represents a reclassification of Selling, general and administrative expenses to Licensing and titling expenses ($3.4 million) and Transaction expenses ($3.1 million).
(ii)	Represents a combination of Non-rental depreciation and Amortization into a single financial statement line.
(iii)	Represents a reclassification of Custom Truck loss on debt extinguishment of debt recorded in Interest expense to Loss (gain) on extinguishment of debt.
(iv)	Represents a reclassification of Financing income and Other income, net to Other (income) expense.

4. Transaction Accounting Adjustments - Financing

The following summarizes the pro forma adjustments related to the Financing. Proceeds from the Financing will be used to (1) repay borrowings outstanding under the 2019 Credit Facility, (2) repay the Existing Secured Notes, (3) purchase the partnership interests of Custom Truck in connection with the Acquisition, and (4) repay certain borrowings of Custom Truck’s outstanding debt upon consummation of the Acquisition. The Transaction Accounting Adjustments related to the Acquisition, including repayment of Custom Truck’s existing borrowings, are presented in Note 5, Transaction Accounting Adjustments - Acquisition.

Nesco has assumed the repayment of the 2019 Credit Facility and the Existing Secured Notes will be accounted for as a debt extinguishment. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

a.	Financing Related Pro Forma Condensed Combined Balance Sheet Adjustments

i.	Adjustment to cash consists of the following:

(in $000s, except share and per share data)	As of December 31, 2020
Proceeds from Nesco Common Stock issued to Platinum	$742,000
Proceeds from Supplemental Equity Financing	140,000
Proceeds from issuance of the New ABL Facility	400,000
Proceeds from issuance of the notes	920,000
Debt issuance costs on new debt financing	(47,350)
Repayment of the 2019 Credit Facility	(250,971)
Redemption of the Existing Secured Notes	(475,000)
Early redemption premium on the Existing Secured Notes	(39,000)
Payment of accrued interest on the 2019 Credit Facility and Senior Secured Notes	(17,762)
Net adjustment to cash and cash equivalents	$1,371,917

ii.	Adjustment to Other assets for the debt issuance costs related to the New ABL Facility.

iii.	Adjustment to Accrued expenses for the payment of accrued interest on the 2019 Credit Facility and Senior Secured Notes.

iv.	Adjustment to long-term debt consists of the following:

(in $000s)	As of December 31, 2020
Proceeds from issuance of the New ABL Facility	$400,000
Proceeds from the issuance of the notes	920,000
Debt issuance costs on new debt financing	(21,100)
Repayment of the 2019 Credit Facility	(250,971)
Repayment of the Existing Secured Notes	(475,000)
Elimination of deferred financing fees related to Nesco’s existing long-term debt	11,212
Net adjustment to long-term debt	$584,141

v.	Adjustment to Total stockholders’ equity consists of the following:

(in $000s)	Common stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
Proceeds from Nesco common stock issued to Platinum	$15	$741,985	$—	$742,000
Proceeds from Supplemental Equity Financing	3	139,997	—	140,000
Senior secured bridge facility commitment fees(a)	—	—	(15,000)	(15,000)
Early redemption premium on the Existing Secured Notes(b)	—	—	(39,000)	(39,000)
Elimination of deferred financing fees related to Nesco’s existing long-term debt(c)	—	—	(11,212)	(11,212)
Adjustments to Nesco stockholders’ equity	$18	$881,982	$(65,212)	$816,788

(a)	Adjustment of $15.0 million for commitment fees paid to secure the senior secured bridge facility.

(b)	Payment of the early redemption premium to redeem the Existing Secured Notes.

(c)	Elimination of unamortized deferred financing fees associated with the 2019 Credit Facility and the Existing Secured Notes.

b.	Financing Related Pro Forma Condensed Combined Statements of Operations Adjustments

i.	The net adjustment to interest expense is as follows:

(in $000s)	Year Ended December 31, 2020
Interest expense on the New ABL Facility	$7,740
Interest expense on the notes	73,600
Amortization of deferred financing costs on new debt financing	6,470
Senior secured bridge facility commitment fees(a)	15,000
Elimination of interest expense on the 2019 Credit Facility	(8,855)
Elimination of interest expense on the Existing Secured Notes	(47,500)
Elimination of amortization of deferred financing fees related to Nesco’s existing long-term debt	(3,290)
Net adjustment to interest expense	$43,165

(a)	Adjustment to recognize the commitment fees related to the senior secured bridge facility. The income tax effect of this adjustment is estimated to be $3.6 million. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

A 2.0% interest rate was used in calculating the pro forma adjustments under the New ABL Facility, which was derived from an assumed LIBOR rate as of March 11, 2021 of 0.2% plus a margin of 1.8%. An 8.0% interest rate was used in calculating the pro forma adjustments under the notes. The following table presents a sensitivity analysis with a 12.5 basis point change on variable interest expense for the year ended December 31, 2020.

(in $000s)	Year Ended December 31, 2020
Increase of 0.125%	$1,650
Decrease of 0.125%	$(1,650)

ii.	Adjustment to recognize the loss on the extinguishment of debt aggregating $50.2 million, comprised of the early redemption premium of $39.0 million on the Existing Secured Notes and the write-off of $11.2 million of unamortized deferred financing fees related to Nesco’s existing long-term debt. The income tax effect of this adjustment is estimated to be $12.1 million. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

iii.	Adjustment to record management fees pursuant to the Corporate Advisory Services Agreement that will be entered into with Platinum effective as of the Closing Date.

iv.	Adjustment to recognize the income tax impacts of the pro forma adjustments for which a tax expense is recognized using a U.S. federal and state statutory rate of 24.0% for the year ended December 31, 2020. These rates may vary from the effective tax rates of the historical and combined businesses. Refer to Note 5.b(vi) for additional information related to income taxes.

5. Transaction Accounting Adjustments — Acquisition

a.	Acquisition Related Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the Transaction Accounting Adjustments to give effect as if the Acquisition had been completed on December 31, 2020 for the purposes of the pro forma condensed combined balance sheet:

i.	Adjustment to cash and cash equivalents consists of the following:

(in $000s)	As of December 31, 2020
Repayment of Custom Truck’s Term Loan B and revolving credit facility(a)	$(601,487)
Estimated cash paid for Custom Truck partnership interests	(788,858)
Transaction expenses(b)	(42,619)
Net adjustment to cash	$(1,432,964)

(a)	Comprised of Custom Truck’s Term Loan B indebtedness (which balance was $594.0 million at December 31, 2020), borrowings on the Custom Truck Revolver (which balance was $7.3 million at December 31, 2020) and accrued interest thereon (which balance was $0.2 million at December 31, 2020).
(b)	Fees and expenses consist of $8.6 million of transaction costs accrued as of December 31, 2020 and $34.0 million of estimated transaction costs to be incurred in connection with the Acquisition that are not reflected in the historical consolidated financial statements of Nesco and Custom Truck. These costs will not affect the combined statements of operations beyond twelve months after the Acquisition.

ii.	Adjustment to recognize the estimated step-up in fair value of inventory acquired. The fair value estimate was determined based on assumptions that market participants would use in pricing an asset. The calculated value is preliminary and subject to change could vary materially from the final purchase allocation.

iii.	Adjustment to Rental equipment, net to recognize the estimated step-up in fair value of rental equipment acquired. The fair value estimate was determined based on assumptions that market participants would use in pricing an asset. The calculated value is preliminary and subject to change could vary materially from the final purchase allocation.

iv.	Adjustment to Goodwill and intangible assets, net to recognize (a) the estimated fair value of intangible assets acquired consisting of customer relationships and trade names, and (b) the resulting goodwill that would have been recorded if the Acquisition occurred on December 31, 2020. The estimates and underlying assumptions for intangible assets will be revised as additional information becomes available and those changes could be significant. Accordingly, all fair value amounts should be treated only as a preliminary purchase price allocation.

(in $000s)	As of December 31, 2020
Customer relationships	$190,000
Trade names	160,000
Software and product designs	2,314
Fair value of intangible assets acquired	352,314
Historical carrying value of intangible assets of Custom Truck	(72,803)
Total adjustment to intangible assets, net	279,511
Goodwill resulting from the acquisition	343,158
Historical goodwill of Custom Truck	(267,812)
Total adjustment to goodwill	75,346
Total adjustment to goodwill and intangible assets, net	$354,857

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Custom Truck’s existing customer base. The Custom Truck trade name was valued using the relief from royalty method, which considers both the market approach and the income approach. The calculated value is preliminary and subject to change, and could vary materially from the final purchase allocation.

v.	Adjustment to Other assets to reflect the elimination of Custom Truck’s unamortized debt issuance costs related to its revolving credit facility.

vi.	Adjustment to Accrued expenses to reflect the repayment of accrued interest on Custom Truck’s Term Loan B and revolving credit facility and accrued liabilities of Nesco and Custom Truck related to the transactions.

vii.	Adjustment to Long-term debt, net to reflect the repayment of Custom Truck’s Term Loan B and revolving credit facility.

viii.	The adjustment to Total stockholders’ equity consists of the following:

(in $000s)	Common stock	Class A interest	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
Shares of Nesco common stock to be issued in exchange for Custom Truck partnership interests	$2	$—	$169,798	$—	$169,800
Elimination of Custom Truck’s historical equity	—	(569,964)	(12,154)	219,557	(362,561)
Transaction expenses(a)	—	—	—	(34,000)	(34,000)
Net adjustment to equity	$2	$(569,964)	$157,644	$185,557	$(226,761)

(a)	This adjustment represents transaction expenses incurred in connection with the Acquisition.

b.	Acquisition Related Pro Forma Condensed Combined Statements of Operations Adjustments

The following summarizes the Transaction Accounting Adjustments to give effect as if the Acquisition had been completed on January 1, 2020 for the purposes of the pro forma condensed combined statements of operations:

i.	Adjustment to Depreciation of rental equipment associated with the estimated fair value of rental equipment acquired. The estimated weighted average remaining useful life of rental equipment acquired is five years. The table below presents the adjustments to Depreciation of rental equipment:

(in $000s)	Estimated weighted average useful life (in years)	Estimated fair value	Year ended December 31, 2020
Rental equipment	5	$586,525	$117,305
Historical depreciation of rental equipment of Custom Truck			(97,653)
Pro forma adjustment for depreciation of rental equipment			$19,652

ii.	Adjustment to cost of revenue accounts for the run-off of the estimated step-up in fair value of inventory acquired. The adjustment has been allocated to Cost of rental revenue, Cost of rental equipment sales, Cost of new equipment sales and Cost of parts sales and services based on estimates. The run-off for the portion of the estimated step-up in fair value relating to work-in-process inventory that, when completed, is estimated to be added to the rental equipment fleet is not reflected as an adjustment to cost of revenue. These estimates are preliminary and are based upon assumptions which incorporate the estimated future revenue to be generated from the sale of the acquired inventory to Custom Truck’s existing customer base. The calculated step-up amount is preliminary and subject to change, and could vary materially from the final purchase allocation. These adjustments will not affect the combined statements of operations beyond twelve months after the acquisition date.

iii.	Adjustment to Amortization based on the estimated fair values of intangible assets acquired, amortized over the respective useful lives. The table below presents the adjustments to Amortization:

(in $000s)	Estimated useful life (in years)	Estimated fair value	Year ended December 31, 2020
Customer relationships	10.5	$190,000	$18,000
Trade names	Indefinite	160,000	—
Software and product designs	7	2,314	350
Historical amortization of Custom Truck			(8,381)
Pro forma adjustment for amortization			$9,969

Amortization expense related to customer relationships has been calculated on a preliminary basis using a straight-line method over the midpoint of a nine to twelve year estimated useful life. Trade names are an indefinite life intangible asset and are not amortized. Amortization expense relating to software and product designs have been calculated on a preliminary basis using a straight-line method over a weighted average useful life of seven years.

iv.	Adjustment to Transaction expenses for estimated transaction costs and fees incurred in connection with the Acquisition. The income tax effect of this adjustment is estimated to be $8.2 million. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

v.	Adjustment to Interest expense, net to eliminate historical Custom Truck interest expense associated with its historical long-term debt repaid in connection with the Acquisition.

vi.	Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 24.0% for the year ended December 31, 2020. This rate does not reflect the combined company’s effective tax rate, which may differ from the rates assumed for purposes of preparing these statements. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. Further, the combined company’s ability to use net operating (“NOL”) carryforwards to offset future taxable income for U.S. federal and state income tax purposes is subject to limitations. In general, under Section 382 of the U.S. Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. As of the date hereof, Nesco has not made a determination of the ability to utilize all tax attributes, which determination will be subject to a formal Section 382 analysis upon consummation of the Acquisition.

6. Pro Forma Earnings (Loss) Per Share

Pro forma earnings (loss) per common share for the year ended December 31, 2020, has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the shares issued in the transactions had been issued and outstanding on January 1, 2020.

The following table sets forth the computation of pro forma weighted average common and diluted shares outstanding for the year ended December 31, 2020:

December 31, 2020
Historical Nesco weighted average shares	49,064,615
Shares of Nesco common stock issued to Platinum	148,400,000
Shares of Nesco common stock issued in Supplemental Equity Financing	28,000,000
Shares of common stock issued as Acquisition consideration	20,000,000
Pro forma weighted average shares used in computing net loss per share – basic and diluted	245,464,615

Nesco’s historical consolidated statement of operations for the year ended December 31, 2020 was in a net loss position, thus Nesco’s stock options, stock awards and outstanding warrants were excluded from the computation of diluted earnings (loss) per share because their effect would have been anti-dilutive. There is no adjustment for the dilutive impact of stock options, stock awards and outstanding warrants in the pro forma condensed combined financial statements due to the combined results being in a net loss position.

Custom Truck’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations46

Throughout this section, unless otherwise noted, references to “we,” “us,” “our” and “Custom Truck” refer to Custom Truck One Source, L.P. and its consolidated subsidiaries. The following discussion contains forward-looking statements and analysis should be read in conjunction with the financial statements and related notes of Custom Truck included elsewhere in this offering memorandum. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section herein entitled “Cautionary Note Regarding Forward-Looking Statements” and the section entitled “Risk Factors.”

Overview

Custom Truck is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings and reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck to capitalize on attractive secular growth trends across its end-markets.

COVID-19 Impact and Response

Custom Truck was negatively impacted by the COVID-19 pandemic during the year ended December 31, 2020. We experienced declines in revenue across all revenue streams except used sales, particularly during the second and third quarters. Our operations were also impacted, necessitating temporary closures of several facilities. Customer demand started to recover in the third quarter and, as of December 2020, key metrics of the business, such as OEC on rent and fleet utilization, had recovered to pre-COVID-19 levels. While recent performance has been strong, we remain cautious due to the uncertainty caused by the continuing impact of COVID-19.

Custom Truck serves critical infrastructure sectors that have been identified by CISA as vital to the U.S. Accordingly, we have continued to meet the needs of our customers during the pandemic. Custom Truck has designed and continues to adhere to safety protocols to maintain the health and safety of our employees and their families, as well as our customers, vendors and communities. These protocols, along with guidance from state and local authorities, have allowed Custom Truck to continue its operations with minimal disruptions.

Starting in March, we saw a decline in demand from customers as planned projects were delayed in response to the shelter-in-place restrictions implemented across the country. This led to a decline in OEC on rent and a reduction in demand for new equipment sales. This trend began to reverse starting in the third quarter. Electric T&D customers continue to have large backlogs of projects that must be undertaken to maintain an aged grid, to reduce fire hazards, to ensure the uninterrupted supply of electricity and to meet growing electricity demands tied to increased household usages and vehicle electrification. We have experienced relative stability in the rail and telecom sectors. Telecom end-customers have announced intentions to continue to invest in 5G infrastructure and additional network enhancements designed to address deficiencies that became apparent with increased traffic during pandemic stay-at-home orders.

The unprecedented nature of the COVID-19 pandemic continues to make it difficult to predict our future business and financial performance. However, our customers continue to reiterate record or near-record backlogs and capital investment plans. We are not aware of any significant project cancellations by our customers during the pandemic at this time. Customer projects that were impacted were merely delayed and many have now been rescheduled. Following the project delays from March to August, we are now experiencing an increase in demand as our customers work to fulfill backlogs and have become more adept at working safely within the pandemic environment.

At the onset of the pandemic, our focus was on delivering upon the needs of our customers, protecting the health and safety of our employees, managing costs and cash flows, and preparing for a future recovery. We reduced our capital spending and undertook cost reduction efforts, including limited headcount reductions. While working capital improvement initiatives were already identified as a key priority by Custom Truck, additional focus was paid to managing receivables and payables. While rental revenue did decline, we did not defer repair and maintenance activities which resulted in higher costs and lower margins.

Financial Overview

Custom Truck uses a variety of financial and other information in monitoring the financial condition and operating performance of its business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. Custom Truck uses this information for planning and monitoring its business.

Custom Truck evaluates its overall business performance based primarily on a combination of two financial metrics: Revenue and Adjusted EBITDA. These are key measures used by Custom Truck’s management and board of directors to understand and evaluate Custom Truck’s operational performance, to establish budget and to develop short and long-term operational goals. Management also utilizes certain non-financial metrics in evaluating performance of our rental fleet, including OEC on rent, fleet utilization, and OEC on rent yield.

Measures Related to our Fleet

OEC on Rent — OEC on rent is the OEC of units on rent to third party customers at a given point in time. Average OEC on rent is calculated as the simple average of OEC on rent during the stated period of time. OEC represents the original equipment cost exclusive of the effect of purchase accounting adjustments applied to rental equipment acquired in business combinations and any rental equipment held for sale. Evaluation of our rate of return from rental is based on OEC. OEC is a widely used industry metric to compare fleet investment independent of depreciation.

Fleet Utilization — Fleet Utilization is defined as the total numbers of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC. Utilization is a measure of fleet efficiency expressed as a percentage of time the fleet is on rent and is considered to be an important indicator of the revenue generating capacity of the fleet.

OEC on Rent Yield — OEC on rent yield (“ORY”) is a measure of return realized by our on rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.

Adjusted EBITDA

Custom Truck views Adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. Custom Truck defines Adjusted EBITDA as net income before non-Floorplan Financing Agreements interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also reflects adjustments related to equity-based compensation, costs related to acquisitions and divestitures, new location development costs, and other items specifically identified in our credit agreements. Adjusted EBITDA has been a primary metric in determining payouts under the annual incentive plans. For more information on Adjusted EBITDA as well as a reconciliation to the most directly comparable GAAP measure, please see “Non-GAAP Financial Measures.”

Components & Factors Affecting Custom Truck’s Operating Results

Revenue.    As a full-service equipment provider, Custom Truck generates revenue through renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. Rental revenue is primarily comprised of revenues from rental agreements and freight charges billed to customers. New and used sales revenue reflects the value of vocational trucks and other equipment sold to customers. Parts and service revenue is derived from maintenance and repair services, light upfit services, and parts sold directly to customers.

Cost of Revenues.    Cost of revenues reflects production and inventory costs associated with new and used units sold, repairs and maintenance costs of rental equipment, depreciation on rental assets, parts costs, labor and other overheads related to parts and services business, and freight associated with the shipping and receiving of equipment and parts.

Selling, General and Administrative.    Selling, general and administrative expenses include sales compensation, fleet licensing fees and corporate expenses, including salaries, insurance, advertising costs, professional services, and information technology costs.

Depreciation and Amortization.    Depreciation and amortization expenses include depreciation on property and equipment, and amortization of intangible assets such as customer list, trade names, etc.

Other Income, net.    Other income or expense reflects the fees earned on customer arranged financing, financing income associated with sales-type lease activity, gains or losses resulting from insurance settlements, foreign currency gains and losses related to our Canadian operations, and other miscellaneous gains or losses from non-operating activities.

Interest Expense.    Interest expense consists of contractual interest expense on outstanding debt obligations, Floorplan Financing Agreements, amortization of deferred financing costs and other related financing expenses.

Operating Results — Years Ended December 31, 2020, 2019 and 2018

Consolidated Operating Results — Years Ended December 31, 2020, 2019 and 2018

	Fiscal Year Ended December 31,
(in $000s)	2020	% of revenues	2019	% of revenues	2018	% of revenues
Rental revenue	$215,008	20.4%	$233,522	22.7%	$200,168	23.3%
New sales revenue	602,608	57.2%	599,923	58.2%	492,049	57.3%
Used sales revenue	161,694	15.3%	117,549	11.4%	99,328	11.6%
Parts and service revenue	74,432	7.1%	78,923	7.7%	67,322	7.8%
Total Revenue	1,053,742	100.0%	1,029,917	100.0%	858,867	100.0%
Cost of revenue	769,913	73.0%	725,993	70.5%	595,250	69.3%
Deprecation of rental equipment	97,653	9.3%	105,548	10.2%	99,380	11.6%
Gross Profit	186,176	17.7%	198,376	19.3%	164,237	19.1%
Selling, general and administrative	119,814		124,742		103,530
Depreciation and amortization	13,103		17,193		15,999
Operating Income	53,259		56,441		44,708
Other income, net	12,199		5,778		3,298
Interest expense	(56,505)		(70,507)		(56,259)
Net income	$8,953		$(8,288)		$(8,253)

Years Ended December 31, 2020 and 2019

Revenue.    Revenue for the year ended December 31, 2020 increased $23.8 million, or 2.3%, to $1,053.7 million as compared to $1,029.9 million for the corresponding prior year period.

Although revenue increased in total for the year ended December 31, 2020, the effects of COVID-19 had a negative impact on our rental and parts and service revenue streams. Rental revenue decreased $18.5 million or 7.9% driven by a decrease in average OEC on rent from $577.5 million to $537.4 million and a reduction in fleet utilization from 82.5% to 76.1%. New sales revenue remained relatively flat across the two periods, while used sales revenue increased by $44.1 million or 37.6% due to disposals of equipment from our rental fleet. The increase in rental equipment disposals was primarily the result of us actively managing the fleet size in response to declining utilization caused by COVID-19.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2020 increased $43.9 million, or 6.0%, to $769.9 million as compared to $726.0 million for the corresponding prior year period. The increase in cost of revenue for the year ended December 31, 2020 was primarily driven primarily by costs of rental revenue and used sales. Cost of rental revenue increased due to routine repair and maintenance costs to ensure the increased number of units coming off rent as a result of the COVID-19 pandemic were rent-ready when demand started to recover. The increase in cost of used sales was a function of the increase in used sales revenue.

Depreciation of Rental Equipment.    Depreciation of rental equipment for the year ended December 31, 2020 decreased $7.9 million, or 7.5% to $97.7 million as compared to $105.5 million for the corresponding prior year period. The decrease in depreciation of rental equipment was due to the reduction in our rental fleet.

Selling, General and Administrative.    Selling, general and administrative expense for the year ended December 31, 2020 decreased $4.9 million, or 4.0%, to $119.8 million as compared to $124.7 million for the corresponding period in 2019. The decrease is primarily attributable to cost reduction measures taken in response to the COVID-19 pandemic.

Depreciation and Amortization.    Depreciation and amortization for the year ended December 31, 2020 decreased $4.1 million, or 23.8%, to $13.1 million as compared to $17.2 million the year ended December 31, 2019.

The decrease in depreciation and amortization for the year ended December 31, 2020 was primarily due to trade names being fully amortized in the first quarter of 2020, offset slightly by higher depreciation in 2020 due to certain buildings, machinery and equipment placed in service during the fourth quarter of 2019.

Other Income, Net.    Other income, net for the year ended December 31, 2020 increased $6.4 million, or 111.1%, to $12.2 million as compared to $5.8 million for the corresponding prior year period.

The increase in other income for the year ended December 31, 2020 was primarily due to the favorable impact of the settlement of a sales and rental tax audit, gains of sales or disposals of property and equipment, the favorable impact of a legal settlement with a vendor, and an increase in financing income associated with sales type lease activity.

Interest Expense.    Interest expense for the year ended December 31, 2020 decreased $14.0 million, or 19.9%, to $56.5 million as compared to $70.5 million for the corresponding prior year period.

The decrease in interest expense was primarily due to a reduction in LIBOR rates and our ability to refinance the Custom Truck Term Loan Facility at a reduced rate from the applicable LIBOR rate (subject to a floor of 1.0%) plus 5.5% to the applicable LIBOR rate (no longer subject to a floor of 1.0%) plus 4.25%.

OEC on Rent.    Average OEC on rent for the year ended December 31, 2020 was $537.4 million, a decrease of $40.1 million, or 6.9%, over the same period in 2019. The decrease was driven by lower utilization and a smaller fleet size due to the economic slowdown caused by COVID-19.

Fleet Utilization.    Fleet utilization was 76.1% for the year ended December 31, 2020, compared to 82.5% in the same period of 2019. The decline in Fleet utilization was driven by the economic slowdown caused by COVID-19.

OEC on Rent Yield.    OEC on rent yield was relatively flat year over year at 40.2% for the year ended December 31, 2020, compared to 39.9% in the same period of 2019.

Years Ended December 31, 2019 and 2018

Revenue.    Revenue for the year ended December 31, 2019 increased $171.1 million, or 19.9%, to $1,029.9 million as compared to $858.9 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2019 was a result of overall growth across all revenue streams. Rental revenue increased $33.4 million or 16.7% driven by an increase in average OEC on rent from $528.9 million to $577.5 million as a result of strong demand in our end markets. New sales revenue grew $107.9 million or 21.9% primarily due to increased sales volume driven by strong demand in our electric utility T&D and infrastructure end markets. Used sales increased $18.2 million or 18.3% as a result of strong customer demand for used rental assets.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2019 increased $130.7 million, or 22.0%, to $726.0 million as compared to $595.3 million for the corresponding prior year period. The increase in cost of revenue for the year ended December 31, 2019 was primarily attributable to growth in revenue.

Depreciation of Rental Equipment.    Depreciation of rental equipment for the year ended December 31, 2019 increased $6.2 million, or 6.2% to $105.6 million as compared to $99.4 million for the corresponding prior year period. The increase in depreciation of rental equipment was due to the growth in our rental fleet.

Selling, General and Administrative.    Selling, general and administrative expense for the year ended December 31, 2019 increased $21.2 million, or 20.5%, to $124.7 million as compared to $103.5 million for the corresponding period in 2018. The increase is primarily attributable to an increase in headcount to support growth in rental and new and used sales, and costs related to evaluating the contemplated sale of the Company.

Depreciation and Amortization.    Depreciation and amortization for the year ended December 31, 2019 increased $1.2 million, or 7.5%, to $17.2 million as compared to $16.0 million the year ended December 31, 2018.

The increase in depreciation and amortization for the year ended December 31, 2019 was primarily due to depreciation of machinery and equipment, and vehicles capitalized in 2019.

Other Income, Net.    Other income, net for the year ended December 31, 2019 increased $2.5 million, or 75.2%, to $5.8 million as compared to $3.3 million for the corresponding prior year period.

The increase in other income for the year ended December 31, 2019 was primarily due to a $1.7 million gain on extinguishment of debt and $0.8 million increase in financing income associated with sales type lease activity.

Interest Expense.    Interest expense for the year ended December 31, 2019 increased $14.2 million, or 25.3%, to $70.5 million as compared to $56.3 million for the corresponding prior year period.

The increase in interest expense for the year ended December 31, 2019 was primarily attributable to higher balances under the Floorplan Financing Agreements needed to support inventory growth, and higher outstanding balances on the Custom Truck Term Loan and Custom Truck Revolver.

OEC on Rent.    Average OEC on rent for the year ended December 31, 2019 was $577.5 million, an increase of $48.5 million, or 9.2%, over the same period in 2018. The increase was due to increased fleet size and continued end market demand.

Fleet Utilization.    Fleet utilization was 82.5% for the year ended December 31, 2019, compared to 85.2% in the same period of 2018. Utilization declined slightly as fleet size increased, but overall OEC on rent still increased significantly.

OEC on Rent Yield.    OEC on rent yield was 39.9% for the year ended December 31, 2019, compared to 37.1% in the same period of 2018. Growth in ORY was driven by the mix of equipment types on rent, continued focus on rental rate improvement, and reducing the OEC on new fleet additions.

Liquidity and Capital Resources

Custom Truck’s primary sources of liquidity and capital resources are its cash and cash equivalents balances, cash flow from operating activities, borrowings capacity under the Custom Truck Credit Agreement (as defined below), the Custom Truck Term Loan Agreement (as defined below) and access to financial markets. Custom Truck’s principal uses of cash are operating expense, working capital requirements, capital expenditures, and repayment of debt.

Historical Cash Flows

Years Ended December 31, 2020, 2019 and 2018

	Fiscal Year Ended December 31,
(in $000s)	2020	2019	2018
Net cash flow from operating activities	$143,534	$(28,905)	$64,828
Net cash flow from investing activities	(43,728)	(134,474)	(131,892)
Net cash flow from financing activities	(74,797)	134,600	68,093
Effect of exchange rate changes on cash	(56)	38	—
Net (decrease) increase in cash and cash equivalents and restricted cash	$24,953	$(28,741)	$1,029

Years Ended December 31, 2020 and 2019

Cash and Cash Equivalents.    At December 31, 2020 and 2019 Custom Truck had $59.1 million and $34.2 million of cash and cash equivalents, respectively.

Operating Activities.    Net cash provided by operating activities was $143.5 million for the year ended December 31, 2020, compared to net cash used in operating activities of $28.9 million in the same period 2019. The $172.4 million change was driven by a reduction in inventory and improved collections on receivables. The reduction in inventory was planned prior to COVID-19’s impact on operations and is a result of the operational changes we made in response to the supply chain challenges faced during 2019.

Investing Activities.    Net cash used in investing activities was $43.7 million for the year ended December 31, 2020, compared to $134.5 million in the same period 2019. The year over year change in investing activities was driven by a $55.0 million, or 26.1%, reduction in rental fleet additions as a result of lower demand and a focus on liquidity in response to COVID-19.

Financing Activities.    Net cash used in financing activities was $74.8 million for the year ended December 31, 2020, compared to net cash provided by financing activities of $134.6 million during the same period 2019. The activity in 2020 was primarily driven by net paydowns of non-trade floor plan payables and contractual principal payments on long-term debt, including the Terex note payable. In addition, we amended our Term Loan B facility in February 2020 resulting additional borrowings of $43.5 million, of which $38.7 million was used to reduce the outstanding balance on the Custom Truck Revolver. Net cash provided by financing activities for the 2019 period was largely driven by net proceeds under our non-trade Floorplan Financing Agreements, which were used to support inventory purchases, and additional borrowings on the Custom Truck Revolver, which were used to support rental fleet growth.

Years Ended December 31, 2019 and 2018

Cash and Cash Equivalents.    At December 31, 2019 and 2018 Custom Truck had $34.2 million and $62.9 million of cash and cash equivalents and restricted cash, respectively.

Operating Activities.    Net cash used in operating activities was $28.9 million for the year ended December 31, 2019, compared to net cash provided by operating activities of $64.8 million in the same period 2018. The $93.7 million change was driven by an increase of inventory levels, partially offset by net proceeds from trade floorplan payable balances. Inventories increased due to growing demand across our end markets. In addition, supply chain challenges caused a disconnect between the expected receipt date of chassis and the attachments to be mounted on those chassis resulting in us carrying more inventory than planned. We have taken steps to improve our operations planning process to reduce the inventory risk associated with the supply chain. Increases in accounts receivable driven by revenue growth had a negative impact compared to 2018.

Investing Activities.    Net cash used in investing activities was $134.5 million for the year ended December 31, 2019, compared to $131.9 million in the same period 2018. Net cash flows from additions and disposals of rental equipment were $123.4 million in 2019, a $17.2 million increase over 2018. Purchases of property and equipment decreased $11.2 million in 2019 compared 2018, due to reduced capital spending on new or expanded facilities.

Financing Activities.    Net cash provided by financing activities was $134.6 million for the year ended December 31, 2019, compared to $68.1 million during the same period 2018. The $66.5 million increase was driven by a $46 million draw on the Custom Truck Revolver used to fund rental fleet growth and an increase in net proceeds from non-trade payables under the Floorplan Financing Agreements used to fund inventory purchases. We did not make any material distributions to shareholders in 2019.

Financing Arrangements

The Term Loan B

The Company is party to a credit agreement (the “Custom Truck Credit Agreement”) by and among Morgan Stanley Senior Funding, Inc. and participating lenders. The Custom Truck Credit Agreement is collateralized by all inventories (except those pledged to secure the Floorplan Financing Agreements), property and equipment, rental equipment, accounts receivables, and financing receivables. The Custom Truck Credit Agreement contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, mandatory prepayment obligations, a maximum net leverage ratio covenant, limitations on incurrence of debt, investments, capital expenditures, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations, purchases and sales of assets, and restricted payments.

The Custom Truck Credit Agreement includes a $600.0 million first-lien B term loan (the “Custom Truck Term Loan”), which requires annual amortization payments equal to 1% of the issued loan amount made quarterly and matures on April 18, 2025. The Custom Truck Term Loan bears interest at the applicable LIBOR rate plus 4.25%.

The Custom Truck Credit Agreement also provides a $125.0 million revolving credit facility, which matures on April 18, 2023 and bears interest at the applicable LIBOR rate plus up to 4.0%.

PNC Equipment Finance, LLC

Custom Truck has an Inventory Loan, Guaranty and Security Agreement (the “Custom Truck Loan Agreement”) with PNC Equipment Finance, LLC. The Custom Truck Loan Agreement provides the Company with a $295.0 million revolving credit facility, which matures on August 25, 2022 and bears interest at a rate of LIBOR plus 3.05%.

On August 5, 2019, and August 30, 2019, the credit facility was amended with the signing of the fifth and sixth amendments to the Custom Truck Loan Agreement. The fifth and sixth amendment increased the total capacity from $245.0 million to $265.0 million, and from $265.0 million to $295.0 million, respectively. The sixth amendment also extended the maturity date of the Custom Truck Loan Agreement from August 25, 2020 from August 25, 2022.

Daimler Truck Financial

The Wholesale Financing Agreement with Daimler Truck Financial (“Daimler”) bears interest at a rate of Prime plus 0.80% after an initial interest free period of up to 150 days with a capacity of $94.5 million. On January 30, 2019 and March 30, 2020, the Daimler financing agreement was amended, increasing the total capacity to $120.0 million and $175.0 million, respectively. The Company can request and receive funding in excess of this capacity without penalty. The maturity date and interest rate set forth in the original loan agreement were not impacted by these amendments.

PACCAR Financial Services

On June 2, 2020 the Company entered into an Inventory Financing Agreement with PACCAR Financial Corp which provides the Company with a line of credit of $50 million to finance inventory purchases of new Peterbilt and/or Kenworth trucks, tractors, and chassis. Amounts borrowed against this line of credit currently incur interest at a rate of LIBOR plus 2.4%.

Contractual Obligations and Commitments

The following table summarizes Custom Truck’s contractual obligations and commercial commitments as of December 31, 2020. Since December 31, 2020, there have been no material changes to Custom Truck’s contractual obligations, other than a $40.0 million paydown on the Custom Truck Term Loan and the full paydown ($7.3 million) of the outstanding Custom Truck Revolver balance during the first quarter of 2021.

(in $000s)	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Long-Term Debt Obligations	$641,176	$16,334	$39,494	$585,348	$—
Capital Lease Obligations	3,878	260	403	3,215	—
Floor Plan Obligations	360,703	360,703	—	—	—
Operating Lease Obligations	13,555	3,502	4,950	2,626	2,477
Interest Obligations(1)	126,110	33,900	53,634	38,576	—
Total contractual obligations and commitments	$1,145,422	$414,699	$98,481	$629,765	$2,477

(1)	Interest obligations reflect the weighted average interest rate on outstanding debt as of December 31, 2020 to estimate its future interest obligations on long-term debt. The Company used the interest rates in effect as of December 31, 2020 to estimate its future interest obligations on floor plan payables obligations.

Off-Balance Sheet Arrangements

As of December 31, 2020, Custom Truck has no material off-balance sheet arrangements.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. Custom Truck defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Custom Truck does not view as indicative of ongoing performance. Adjusted EBITDA also reflects operating results as though all rental contracts with customers were accounted for as operating leases rather than sales-type leases, as we believe this better reflects the cash flows of these contracts, and excludes additional expense determined to be non-recurring or non-core as permitted for under the Custom Truck Term Loan and Custom Truck Revolver agreements.

Custom Truck believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of Custom Truck’s operating performance when compared to its peers, without regard to its financing methods or capital structure. Custom Truck excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Custom Truck’s presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Custom Truck’s computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to net income, Custom Truck’s most directly comparable financial measure calculated and presented in accordance with GAAP. All adjustments included in the table below are permitted under the Custom Truck Credit Agreement and have been provided to our lenders as part of our quarterly reporting requirements, as set forth in the Custom Truck Credit Agreement.

	Fiscal Year Ended December 31,
(in $000s)	2020	2019	2018
Net Income (loss)	$8,953	$(8,288)	$(8,253)
Depreciation and amortization	119,806	130,210	120,538
Interest expense (excl. interest under the Floorplan Financing Agreements)	38,118	50,790	44,851
EBITDA	166,877	172,712	157,136
Adjustments:
Equity-based compensation(1)	2,078	1,933	5,349
Sales-type lease adjustment(2)	3,210	3,229	1,451
New site/product development(3)	470	2,707	—
Tax-related matters(4)	(1,809)	3,720	1,085
Consulting and transaction fees(5)	4,476	4,983	2,711
Legacy entity/purchase accounting(6)	973	2,406	2,861
Other adjustments(7)	224	6,065	334
Total adjustments	9,622	25,043	13,791
Adjusted EBITDA	$176,499	$197,755	$170,927

(1)	Adjustment represents the non-cash equity-based compensation expense related to Custom Truck’s Class B interests.
(2)	In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of sales-type lease accounting for certain leases containing rental purchase options (RPOs), as the application of sales-type lease accounting was not deemed to be representative of the ongoing cash flows of the underlying rental contracts.
(3)	This adjustment reflects the costs incurred to launch new branch locations or products. New product development has not been a core business activity for Custom Truck, as the Company’s primary business activities generally include renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts.
(4)	This adjustment represents the favorable and unfavorable impacts of specific audits related to Custom Truck’s withholding of state-specific sales, motor vehicle, and rental-related taxes. These items are deemed to be non-recurring in nature due to the fact that these taxes would ordinarily be passed-through to our customers, and, where applicable, Custom Truck has adjusted its withholding percentages to comply with the relevant audit findings.
(5)	This adjustment includes consulting fees and other costs related to the implementation of a new ERP system, business combinations, the contemplated sale of Custom Truck in 2019, and the sale of Custom Truck to Nesco in 2020.
(6)	In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of purchase accounting on sales of rental equipment obtained in conjunction with the 2015 acquisitions through which Custom Truck was formed. This adjustment also includes certain charges incurred by Custom Truck related to conditions or events that existed prior to the 2015 acquisitions, including, but not limited to, settlement of liabilities relating to the pre-acquisition period and subsequent write-downs or impairments of receivables and inventory obtained through the 2015 acquisitions.
(7)	Represents miscellaneous non-recurring gains or losses, as permitted under our credit agreement. Adjustments running through this item include, but are not limited to severance, cleaning and other charges related to COVID-19; costs specific to certain non-routine transactions, such as debt refinancings; miscellaneous gains on the sale of non-rental property and equipment; gains and losses on the extinguishment of debt; sponsor management fees; and other individually immaterial charges as reported under the Custom Truck Credit Agreement.

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2020 decreased $21.3 million, or 10.7%, to $176.5 million as compared to $197.8 for the corresponding prior year period. The decrease in Adjusted EBITDA for the year ended December 31, 2020 was due primarily to the impact of the COVID-19 pandemic on our rental operation.

Adjusted EBITDA for the year ended December 31, 2019 increased $26.8, or 15.7%, to $197.8 as compared to $170.9 for the corresponding prior year period. The increase in Adjusted EBITDA for the year ended December 31, 2019 was due to growth in gross profit of $34.1 million, driven by rental revenue. The improvement in gross profit was partially offset by increase in selling, general and administrative costs.

Adjusted EBITDA for the year ended December 31, 2018 increased $49.1 million, or 40.3%, to $170.9 million as compared to $121.8 or the corresponding prior year period. The increase in Adjusted EBITDA for the year ended December 31, 2018 was primarily due to overall growth in the business due to increased demand for our rental equipment.

Critical Accounting Policies

Custom Truck’s financial statements are presented in accordance with GAAP. In connection with preparing its financial statements, Custom Truck is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expense and the related disclosures. Custom Truck bases its assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time it prepares the combined consolidated financial statements. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from such assumptions and estimates.

Custom Truck’s significant accounting policies are discussed fully in Note 2 of its audited historical combined financial statements included elsewhere in this offering memorandum. Management believes that the accounting estimates included below are those most critical to fully understanding and evaluating reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. For the purposes of Custom Truck’s combined financial statements, all intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Upon the adoption of ASC 606 on January 1, 2019, we recognize revenue in accordance with two different accounting standards: 1) ASC 606 and 2) ASC 840 (which addresses lease accounting). The accounting for each of our revenue streams pursuant to the relevant accounting guidance is discussed below.

Lease revenues (ASC 840)

Rental revenue: Rental income is recognized over the period of the related lease agreement. Revenue from leases is recognized on a straight-line basis over the lease term.

Used sales revenue: Certain leases contain RPOs and are classified as sales-type leases because the RPO purchase price, after giving consideration for credits earned based on the number of consecutive months rented, is considered to be below the estimated fair market value and thus qualifies as a bargain purchase option. Revenue on these particular leases is recognized at the point the Company has determined the sales price to the customer represents a bargain purchase. Financing income from sales-type leases is recorded on a month-to-month basis in Financing income in the Custom Truck Consolidated Statements of Income.

Revenues from contracts with customers (ASC 606)

The accounting for each revenue stream pursuant to ASC 606 is discussed below. Substantially all of our revenues under ASC 606 are recognized at a point-in-time rather than over time.

Rental revenue:    Revenues for transporting rental equipment to and from the customer and other rental ancillary charges, are recognized at the time the services are completed.

New sales revenue:    Revenues from the sales of new commercial vehicles and attachments are primarily recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Used sales revenue:    Revenues from the sales of used commercial vehicles, including used rental equipment, are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Parts and service revenue:    Revenues from the sales of parts are recognized at the time of pick-up by the customer for parts counter sales transactions. Service revenue is derived primarily from maintenance and repair services. Service revenue includes parts sales needed to complete service work. We recognize service revenues over time during which the service is performed . For the years ended December 31, 2020, 2019 and 2018 service revenue recognized over time totaled $36.1 million, $39.5 million, and $34.0 million, respectively.

Inventories

All inventories are stated at the lower of cost or net realizable value. Whole goods inventory is comprised of chassis, attachments (i.e., boom cranes, aerial lifts, digger derricks, dump bodies, etc.), and the in-process costs incurred in the final assembly of those units. As part of our business model, we sell unassembled individual whole goods and whole goods with varying levels of customization direct to consumers or other dealers. Cost is determined by specific identification for whole goods inventory. Parts and accessories inventory are recorded at average cost or standard cost, which approximates average cost. The Company periodically reviews inventories on hand and maintains reserves for slow-moving, excess, or obsolete inventories. During the years ended December 31, 2020, 2019 and 2018, respectively, the Company wrote off or reserved for approximately $1.8 million, $3.5 million and $1.1 million in inventories. The related loss was recorded in Cost of revenue.

Rental Equipment

Rental equipment includes truck-mounted aerial lifts, cranes, trucks, trailers, and machinery and equipment. Rental equipment acquired through business combination is recorded at fair market value, and purchased rental equipment is recorded at cost. Generally, we depreciate rental equipment over a five-year useful life with a 15% salvage value. The Company reviews rental equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. Included in Other income, net is $0.9 of rental asset impairments for the year ended December 31, 2019. No such impairment was identified during the years ended December 31, 2020 or 2018.

Goodwill

We have made acquisitions that included recognition of goodwill. Goodwill represents the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of identifiable net assets acquired, as required by ASC 350, Intangibles-Goodwill and Other (“ASC 350”).

The Company tests goodwill for impairment annually on October 1st or when indicators of potential impairment exist. These indicators would include a significant change in operating performance or a planned sale or disposition of a significant portion of the business, among other factors. The Company tests for goodwill impairment at the reporting unit level.

Per ASC 350, the Company may elect to perform a qualitative analysis for its reporting units to determine whether it is more likely than not that fair value of the reporting unit is greater than its carrying value. If the qualitative analysis indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company elects not to perform a qualitative analysis, the Company performs a quantitative analysis to determine whether a goodwill impairment exists. The Company elected to perform a quantitative analysis for impairment.

The quantitative impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. As the fair value of the Company’s reporting units on the measurement date exceeded their respective carrying amounts in each period presented, no impairment was recorded for any period presented.

New Accounting Pronouncements and Changes in Accounting

For information on new accounting pronouncements, see Note 2 of Custom Truck’s audited historical combined financial statements included elsewhere in this offering memorandum.

Quantitative and Qualitative Disclosure About Market Risks

Market risk is the risk of loss arising from adverse changes in market rates and prices. Custom Truck’s market risk exposure generally is limited to those risks that arise in the normal course of business, as Custom Truck does not engage in speculative, non-operating transactions, nor does it utilize financial instruments or derivative instruments for trading purposes.

Interest Rate Risk

Custom Truck’s primary interest rate exposure relates to the $594.0 million outstanding balance on the Custom Truck Term Loan. The Custom Truck Term Loan carries a variable interest rate of LIBOR plus 425 basis points. A 1.0% increase or decrease in the LIBOR would increase or decrease interest expense by approximately $6.4 million per year assuming a consistent debt balance.

Credit Risk

While Custom Truck is exposed to credit risk in the event of non-performance by counterparties, the majority of its customers have a proven track record of operations and consistent payments, hence Custom Truck does not anticipate non-performance. Custom Truck mitigates the associated credit risk by performing credit evaluations and monitoring the payment patterns of its customers.

Custom Truck’s Business

For purposes of this “Business” section, unless otherwise indicated, references to “we,” “our,” “us,” “Custom Truck” or the “Company” are to Custom Truck One Source, L.P. and its consolidated subsidiaries.

Custom Truck Overview

Custom Truck is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada, excluding third party locations. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings and reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck to capitalize on attractive secular growth trends across its end-markets.

Products & Services

Overview of Custom Truck’s Products.    As set forth below, Custom Truck’s “one stop shop” provides specialty equipment to its customers and gives them the option to renting or purchasing such equipment depending on the customer’s particular needs and capital allocation preferences. This equipment, and its primary functions, includes:

●	Digger Derricks — used to dig holes, hoist and set utility and telephone poles

●	Bucket Trucks — maintain and construct utility or telecommunications lines

●	Boom Trucks — primarily used to lift in utility and industrial applications

●	Rail Trucks — specialty equipment designed to drive on rail tracks

●	Cable Placers — assist in the construction and maintenance of telecommunications lines

●	Roll-offs — transportation of waste containers

●	Knuckleboom Trucks — used to lift in utility, construction and building materials applications

●	Vacuum Trucks — safely dig holes and transport materials by vacuuming materials or liquids

●	Dump Trucks — transportation of materials

●	Service Trucks — support truck used across multiple end markets to service large fleets of equipment

Equipment Rental.    Custom Truck owns one of the industry’s largest fleets of specialty rental equipment focused on T&D, rail, and infrastructure end-markets. Its fleet is comprised of approximately 4,300 units with an OEC of $698 million and an average unit age of approximately 2.8 years, which is young by typical rental fleet standards and compares favorably to the long useful life of the equipment. Custom Truck’s rental fleet is managed on a national level, which allows the company to efficiently reposition equipment in response to shifts in regional demand and thereby sustain strong utilization levels. Custom Truck’s rental arrangements with customers are governed by written agreements and typically billed on a 28-day cycle, but the average duration of its rentals is approximately 11 months.

Rental and Used Equipment Sales.    As is customary among equipment rental companies, Custom Truck sells used equipment out of its rental fleet to end user customers. A significant portion of these sales are made on an opportunistic basis in response to specific customer requests and at a price that yields an attractive return for Custom Truck. These sales offer customers an opportunity to buy well-maintained equipment with long remaining useful lives and enable Custom Truck to effectively manage the age and mix of its rental fleet to match current market demand. Custom Truck also employs RPOs on a select basis, which provide a buyout option with an established purchase price that decreases over time as rental revenue is collected. Customers are given credit against such purchase price for a portion of the amounts paid over the life of the rental, allowing customers the flexibility of a rental with the option to purchase at any time at a known price. The terms of these contracts are set by Custom Truck such that they yield attractive asset economics and allow for proper fleet management. Finally, Custom Truck engages opportunistically in the sale of used equipment which it purchases from third parties or receives via trade-ins from new equipment sales customers. In all of these cases, and unlike many of its competitors, Custom Truck primarily sells rental and used equipment directly to customers, not relying on auctions, which charge incremental fees and often result in lower sales prices.

New Equipment Sales.    Custom Truck offers a broad variety of new equipment for sale across its end-markets, often highly customized to meet its customers’ specific needs. Management believes that Custom Truck’s integrated production capabilities and extensive knowledge gained over a long history of selling equipment have positioned it uniquely in the market as a trusted partner for customers seeking tailored solutions with short lead times. In support of these activities, Custom Truck primarily employs a direct-to-customer sales model, leveraging over 100 salespeople, including dedicated industry and product managers focused on driving national and local sales. This coordinated sales approach provides a seamless, “single point of contact” buying experience for customers, which has allowed Custom Truck to become a leading seller of specialty equipment and vocational trucks in the U.S. Custom Truck’s product offering includes equipment from leading OEMs across its end markets, including its own Load King brand.

Aftermarket Parts and Service.    Custom Truck employs over 250 trained service technicians throughout North America, enabling it to quickly and cost-effectively provide service to its deployed rental fleet and select customer-owned equipment with in-house resources. In support of these services, Custom Truck maintains an ample supply of aftermarket parts inventory to ensure their customers are served as quickly as possible. Custom Truck maintains a call-in center in Kansas City, Missouri staffed by experienced technicians on a 24-hour, 7-day a week basis to rapidly respond to customer needs.

Financing and Asset Disposal.    Custom Truck offers financing and leasing solutions through its partners, for which it receives fees and does not take credit risk. Custom Truck also partners with an auction company to assist customers in asset disposal when the customer chooses to sell its owned equipment.

Company History

Custom Truck was formed in early 2015 by affiliates of Blackstone with the acquisition of Custom Truck & Equipment (“CTE”) Utility Fleet Sales and Forestry Equipment of Virginia. CTE was founded in 1996 by Fred Ross, the current Chief Executive Officer of Custom Truck, as a distributor of new and used vocational trucks and was the centerpiece upon which Custom Truck was built. Custom Truck went on to acquire and integrate seven additional businesses in strategic locations while also experiencing significant organic growth, driven by expansion of its specialty rental fleet and its focus on tailoring customized solutions to customers’ unique equipment needs. Custom Truck is headquartered in Kansas City, Missouri, and, as of the date of this offering memorandum, has approximately 1,460 employees.

End-Market Overview

Like Nesco, Custom Truck serves the electric utility T&D and Rail end-markets. See “Business — Nesco’s Business — End-Market Overview.” Custom Truck’s largest end-market is electric utility T&D, where our longstanding relationships, national scale and diverse fleet of specialty rental equipment makes us a key supplier to many companies in the electric utility T&D end-market. Approximately 53% of Custom Truck’s revenue was generated from the electric utility T&D end-market during the year ended December 31, 2020. We also focus on the rail end-market which accounted for 4% of Custom Truck’s revenue during the year ended December 31, 2020.

In addition to the forgoing, we serve the general infrastructure end-market. General infrastructure includes surface transportation, national highway performance, highway safety, metropolitan transit, and other key infrastructure systems, including residential and non-residential waste and water. According to FMI Research, total infrastructure capex spend annually exceeds $200 billion and the infrastructure end market outlook remains positive. We anticipate the recent change in administration and growing bipartisan support will result in additional federal funds being allocated to infrastructure investment.

Custom Truck also considers the waste end market as part of the general infrastructure industry. Long-term, secular growth in this market is driven by growing waste volumes generated by increasing waste generation per capita. Population and income growth drive municipal solid waste generation. Municipal solid waste revenue grew at a compounded annual growth rate of 3.5% from 2003 to 2018. Waste is generally considered to be a recession-resistant industry given the non-discretionary nature of waste collection and disposal. Ongoing consolidation amongst waste haulers results in increasing market share for large, well-capitalized companies that have the resources to invest in the latest trucks and equipment. Approximately 26% of Custom Truck’s revenue was generated from the general infrastructure end-market during the year ended December 31, 2020.

Competitive Strengths

Custom Truck believes its platform is unique amongst its competitors and benefits from several significant strengths that will continue to support its leading market position and future growth, including the following:

Market Leader with a Differentiated “One-Stop-Shop” Platform.    Custom Truck’s platform offers its customers a true “one-stop-shop” solution for their needs across the specialty equipment market, including rentals, new and used sales, production and customization, aftermarket parts and services, financing and asset disposal. Custom Truck’s flexibility to meet customer’s capital allocation preferences allows it to develop deeper relationships with its customers and its wide variety of equipment offered enables it to meet more of its customers’ needs than its competitors. Additionally, Custom Truck’s national platform and scale provides the ability to serve both regional and national customers wherever they operate.

Integrated Business Model with Large-Scale Production and Customization Capabilities.    One of Custom Truck’s greatest strengths is its ability provide its customers with highly tailored solutions on an expedited basis, enabled by its extensive internal production and customization operations. Custom Truck deepens its relationships with customers by offering them the ability to customize equipment to meet the specific job demands of their customer. Custom Truck’s large-scale production further offers benefits to customers by reducing lead times for equipment and the ability to change and adapt mid-production should the customer need to modify its order. Maintaining inventory and shorter lead times helps Custom Truck to support its own rental operation and more quickly react to changing customer demands and preferences. Custom Truck is also able to quickly adapt its processes and procedures to enter into new markets and product offerings, such as dump trucks, roll-offs and vacuum trucks which are products that have been added over the past several years. As one of the largest consumers of vocational chassis and attachments in the United States, Custom Truck has a structural cost advantage on purchasing and its production capabilities further lower costs, while providing flexibility to pursue the highest growth portions of the market.

Attractive Long-term End Market Dynamics.    Custom Truck’s customers operate across a diverse set of end markets, including electric utility T&D, telecom, rail and infrastructure, among others, many of which have attractive long-term growth dynamics. These end market dynamics may lead to increased spend on specialty equipment by Custom Truck’s existing customers. Custom Truck is also able to pivot its production and focus to any end market that is experiencing greater demand due to its deep knowledge and expertise in the production of different types of equipment.

Young, Well-Maintained Rental Fleet composed of In-Demand Equipment.    Custom Truck’s rental fleet of over 4,300 units is one of the youngest in the industry, with an average age of 2.8 years. Custom Truck maintains the majority of its fleet using its own trained technicians and locations to ensure consistent repairs, maintenance and delivery of fully functioning, ready-to-work equipment to its customers. Custom Truck adds equipment to its fleet on an ongoing basis to meet customer demands in a changing market landscape. Custom Truck focuses its production capabilities for the equipment that its customers need most in the end markets with the most growth potential. Disciplined fleet maintenance and strict focus on meeting customer and end market requirements has resulted in over 80% utilization on average of Custom Truck’s rental fleet since the beginning of 2017.

Geographical Diversity.    Custom Truck has a large geographic footprint and is able to provide local service throughout North America. Custom Truck’s 26 locations are strategically located to provide access to key high-growth end markets and have sufficient geographic reach to provide a holistic solution to nationwide accounts. Custom Truck’s 24/7 call center, as well as its 70 mobile technicians, ensure that customers can quickly access experienced technicians regardless of geography. Because Custom Truck’s rental fleet is managed nationally, equipment can be deployed strategically across locations in periods of high regional demand. This allows Custom Truck to sustain high utilization rates for its entire rental fleet. Although Custom Truck has an expansive national footprint already, there is significant identified white space in attractive geographic markets for which it can expand into.

Strong, Diverse Client Relationships.    Custom Truck serves over 1,500 customers, with the top 10 customers representing less than 20% of revenue. Of its top 20 largest customers, 15 of them both rent and purchase equipment from Custom Truck. Among industry-leading customers, Custom Truck has very strong brand recognition. Its ability to deliver an unmatched value proposition for customers’ most complex and technical requirements on a tight deadline results in long-tenured relationships with premier customers across end markets. Custom Truck’s ability to offer its customers options to either rent or purchase equipment, along with the breadth of equipment offered, helps meet the customer’s capital allocation preferences and increases customer penetration. Custom Truck has long standing relationships with many of its largest customers.

Attractive Unit Economics Driving High Returns.    Custom Truck’s integrated, “one-stop shop” business model results in both lower costs and higher equipment resale values, driving exceptional unit economics. Management believes that Custom Truck’s ability to purchase equipment components separately and assemble in-house results in a cost advantage over buying fully completed units. Additionally, its direct-to-customer sales channels drive attractive net resale values that management believes are approximately 10% higher than its competitors who typically sell used equipment through auction.

Growth Strategy

Custom Truck provides a full suite of specialty equipment services and a broad portfolio of products, which provides Custom Truck with numerous channels for future growth and opportunities to deepen customer relationships. Custom Truck intends to maintain its leading position and expand its market share by continuing to pursue the following strategies:

Capitalize on Favorable Trends Across a Large Addressable Market.    Because of the highly fragmented industry in which Custom Truck operates, it has significant runway to increase its share of the market. Custom Truck estimates the addressable market to be approximately $30 billion: $15.6 billion in new sales, $9 billion in aftermarket parts and service, and $5 billion in rental and used sales. The new sales addressable market has grown from an estimated $14.4 billion in 2016 to $15.6 billion in 2019. Its differentiated cost position, North American branch network and flexible distribution model position Custom Truck to achieve strong growth in the future. Additionally, several end markets served by Custom Truck including electric utility T&D, telecom, infrastructure, railway and waste disposal, are expanding and spending on capital expenditures is increasing accordingly. Custom Truck’s production and customization capabilities will only serve to bolster its ability to meet the growing demand and changing landscapes in these end markets as Custom Truck can nimbly adapt as necessary to capitalize on opportunities as they present themselves.

Invest in Rental Fleet to Meet Growing Demand.    Custom Truck sees continued opportunity to invest in its rental fleet to serve customer demand. Custom Truck’s rental fleet has grown from the original Custom Truck & Equipment (Custom Truck’s predecessor entity) rental fleet of $275 million in OEC to $690 million in OEC today. Custom Truck believes that by investing in new products and adding to its rental fleet, it can continue to satisfy the growing specialty equipment needs of its customers across end-markets. A large percentage of Custom Truck’s rental fleet is currently focused on serving the electric utility T&D and telecom industries, but Custom Truck sees significant opportunity to continue to grow its fleet of specialty equipment tailored to serve the growing rail, waste disposal and infrastructure end-markets as well.

Grow Equipment Sales Across both Current and New Customers, End Markets, and Product Offerings.    Custom Truck has proven its ability to grow new equipment sales, which have increased from $216 million in 2016 to $602.6 million in 2020. Custom Truck leverages its national and local sales approach to achieve growth within existing and newly entered product categories. Custom Truck has identified several new product categories that it plans to expand into, where its experience and expertise in production, customization and purchasing should provide favorable returns.

Continue to Invest in Aftermarket Parts and Service.    Today, Custom Truck leverages its 69 field service technicians and over 250 total service technicians to service its existing rental fleet and select customer owned equipment. Custom Truck sees an opportunity to grow the size of its internal service organization and external service provider network to increase its ability to service customer-owned equipment. Additionally, Custom Truck launched its e-commerce platform in 2020 to begin to sell proprietary Load King equipment parts and other targeted specialty equipment parts.

Continue to Pursue Domestic Geographic Expansion.    Currently, Custom Truck operates in 26 locations; however, broad sections of the United States and Canada are still outside of its primary operating area. In the past, Custom Truck has expanded into new geographical markets through both strategic acquisitions and through internal growth. Custom Truck plans to continue this measured growth and has targeted eight primary markets for future expansion across the United States. Custom Truck has successfully opened 5 locations in geographic areas where there were no attractive acquisition targets, exemplifying Custom Truck’s ability to expand its reach without the use of acquisitions.

Selectively Pursue Strategic and Accretive Acquisitions.    Custom Truck has a proven ability to execute accretive add-on acquisitions that expand its service offering, product breadth, footprint and workforce. Due to its wide range of service offerings and industry experience, Custom Truck is a logical consolidator in a fragmented market, with numerous attractive near-term acquisition opportunities. Strategic acquisitions represent a highly attractive opportunity to continue diversifying and expanding Custom Truck’s customer base, geographic footprint, and service offerings across the platform.

Since its establishment in 2015, Custom Truck has consummated nine successful acquisitions, all of which were negotiated transactions outside of an auction process. Custom Truck identified targets that would benefit from its purchasing scale and installation expertise to maximize synergies. Because of its strong reputation, financial performance, and founder-involvement, Custom Truck is an acquirer of choice by many in the industry. In the past five years, Custom Truck has acquired, Utility Fleet Sales, Forestry Equipment of Virginia, UCO Equipment, TNT Equipment Sales & Rental, Load King, North American Equipment Upfitters, Equipment Repair Solutions, Great Pacific Equipment, and Terex’s Boom Truck Crane & Crossover Product Lines. These acquisitions cemented Custom Truck as one of the largest providers of specialized truck and heavy equipment solutions in North America.

Customers

Custom Truck generates revenue from over 1,500 customers annually across a diverse set of end markets. Its top 10 customers in 2020 represented less than 16% of revenue, and no single customer represented more than 3% of revenue. Many of its customer relationships span multiple decades. Due to Custom Truck’s “one-stop shop” offering, many customers will both rent and purchase equipment from Custom Truck as well as utilize Custom Truck for their aftermarket parts and service needs.

Suppliers

Custom Truck utilizes a number of different suppliers for the equipment that it rents and sells, as well as manufacturing certain products through its Load King brand. Custom Truck purchases chassis from dealers across the United States, including chassis from Freightliner, Peterbilt, Ford, Kenworth, Dodge, Mack and International dealers, among others. Custom Truck also sources attachments from Terex, S.D.P. Manufacturing, Morooka, IMT, Skylift, Tornado Global, Versalift, Galbreath, Dakota Bodies, Sherman + Reilly, among others. Custom Truck is one of the largest purchasers of vocational trucks in the United States and a large purchaser of attachments, making Custom Truck an important customer to its suppliers. Custom Truck’s senior management believes that it has strong relationships with its primary suppliers and enjoys preferential pricing as well as production priority with the majority of its suppliers. One of Custom Truck’s strengths is having a diverse and deep supply chain network which helps decrease supply chain risks and gives Custom Truck flexibility to pivot to other suppliers if the need arises or customer’s preferences change.

Contracts

The vast majority of Custom Truck’s rental customers execute its standard master rental contract, which provides for the basic structure of a rental arrangement. When a rental unit is requested, a subsequent rental out form is issued that contains the rental rates (containing daily, weekly, and 28-day rates), unit specifications and other important information. Customers are typically billed on a 28-day cycle. Except in certain contracted circumstances, customers are able to return units at any time, but Custom Truck’s average rental duration is approximately 11 months. Pursuant to the master rental contract, customers are responsible for freight costs, loss or damage beyond normal wear and tear and provide indemnities in favor of Custom Truck in the event of injuries, accidents, or damage to people, property or equipment. Prior to any rental, customers must provide proof of adequate insurance (as determined by Custom Truck). Certain customers may also enter into an RPO which allow such customers to earn credit towards the purchase of the equipment based upon rental payments received by Custom Truck. Sales of equipment to customers are made pursuant to a standard retail buyers order. From time to time, Custom Truck does enter into broader national agreements with customers that govern the relationship between the parties as well as the terms of any sales or rental arrangements.

Competition

Custom Truck participates in a competitive and highly fragmented marketplace, with a large number of companies offering a diverse variety of equipment types to customers via sale or rental. Custom Truck’s competitors mostly consist of local or regional companies that have limited geographic coverage and/or breadth of equipment and service offerings and most competitors focus primarily on a more limited set of end markets. Additionally, most competitors are either primarily rental or sales companies and few compete with Custom Truck on both rentals and new sales. On the rental side, Custom Truck competes nationally with Nesco, Altec Industries, Scott Powerline and Ring Power. With respect to new sales, Custom Truck competes with many local and regional truck dealers across North America.

Custom Truck competes with both sales and rental companies across an array of factors, including equipment quality and availability, ability to meet complex and/or broad customer needs, responsiveness, knowledge and expertise of sales and service personnel, and pricing. Custom Truck’s expansive geographic footprint, integrated production capabilities, and diversity of rental fleet and new equipment inventory position it to compete effectively on these criteria, and particularly to be able to do so with large, national customers.

Legal Proceedings

Custom Truck may, at any given time, be named as a defendant in certain lawsuits, investigations and claims arising in the ordinary course business. While the outcome of these potential lawsuits, investigations and claims cannot be predicted with certainty, Custom Truck does not expect these matters to have a material adverse impact on its business, results of operations, cash flows or financial condition. In the opinion of management, there are no pending litigations, disputes or claims against Custom Truck that, if decided adversely, would have a material adverse effect on its financial condition, cash flows or results of operations.

Employees

As of December 31, 2020, Custom Truck had approximately 1,455 employees across North America. This includes 38 employees who are part of a collective bargaining agreement in its Elk Point, South Dakota facility. Custom Truck believes relations with its employees are excellent. Custom Truck’s operations are generally organized into regions. These regions are managed by regional vice presidents or the executive management team in Kansas City, Missouri. Each location typically has a general manager and service manager who run the day to day operations of the branch. The sales and rental teams are managed nationally from Custom Truck’s headquarters in Kansas City, Missouri with support and input from product managers and regional sales managers that are spread throughout the branch locations. Custom Truck’s management team develops budgets for its branches and by sales person so that strategic goals and initiatives are in line with operational and production objectives. Custom Truck monitors and reviews performance against such budgets, as well as gauging performance using various other benchmarks. Employees receive training and development through various initiatives throughout the year, with a focus on safety, career development and leadership training. This training is conducted through a mix of third-party consultants and suppliers and in-house, certified experts.

Facilities

Custom Truck’s executive offices are located at 7701 Independence Avenue, Kansas City, Missouri, 64125. The telephone number of its executive office is (816) 241-4888. In addition to housing the executive offices, the Kansas City property encompasses more than 90 acres and serves as Custom Truck’s largest production location and the primary hub for its rental fleet. Custom Truck also operates production facilities in Lynchburg, Virginia; Union Grove, Wisconsin; Elk Point, South Dakota; Tampa, Florida; Houston, Texas; Sedalia, Missouri; Hooksett, New Hampshire; Fort Worth, Texas; and, Cabot, Arkansas as well as regional branches throughout the United States and Canada.

Description of Other Indebtedness

The following is a description of our ABL Credit Facility that we will enter into substantially simultaneously with the closing of the Acquisition. The following summary of certain provisions of the ABL Credit Facility does not purport to be complete and may not contain all of the information that is important to you, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements.

ABL Credit Facility

On the Acquisition Closing Date, we expect to enter into our ABL Credit Facility. Our ABL Credit Facility will be available to the Issuer, as borrower thereunder, and provides for revolving loans and letters of credit in an aggregate amount of up to $750.0 million, subject to borrowing base capacity. Letters of credit will be limited to the lesser of (a) $50.0 million and (b) the aggregate unused amount of commitments under our ABL Credit Facility then in effect. Subject to certain conditions, the commitments under our ABL Credit Facility may be increased by the greater of (x) $200.0 million and (y) 60.0% of Consolidated EBITDA (as such term shall be defined in the ABL Credit Agreement) in additional commitments. Loans under our ABL Credit Facility are expected to be denominated, at our option, in either U.S. dollars, Canadian dollars and other currencies to be agreed. Bank of America, N.A. will act as administrative agent and collateral agent for our ABL Credit Facility. Our ABL Credit Facility will mature five years after the Acquisition Closing Date. We expect to use borrowings under our ABL Credit Facility to pay certain fees and expenses, to replace letters of credit, to fund working capital and other general corporate purposes, including permitted acquisitions and other investments, and to finance up to $400.0 of the purchase price paid in connection with the Transaction. As of December 31, 2020, on a pro forma basis after giving effect to the Transactions, we would have had unused commitments under the ABL Credit Facility available to us of $350 million (without giving effect to borrowing base limitations and approximately $1.5 million of letters of credit expected to be issued on the Issue Date).

Borrowings under our ABL Credit Facility will be limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable, eligible parts inventory, eligible fleet inventory and unrestricted cash, minus the amount of any applicable reserves. Borrowings will bear interest at a floating rate, which can be (a) in the case of U.S. dollar denominated loans, either an adjusted LIBOR rate plus an applicable margin or, at our option, a base rate plus an applicable margin or (b) in the case of Canadian dollar denominated loans, either an adjusted CDOR rate plus an applicable margin. We may borrow only up to the lesser of the level of our then-current borrowing base and our committed maximum borrowing capacity of $750.0 million. Our ability to draw under our ABL Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, our delivery of prior written notice of a borrowing or issuance, as applicable, our ability to reaffirm the representations and warranties contained in the ABL Credit Agreement and the absence of any default or event of default thereunder.

Our obligations under our ABL Credit Facility will be guaranteed by Holdings, the Issuer and all of the Issuer’s direct and indirect wholly owned U.S. subsidiaries (subject to certain permitted exceptions, including exceptions based on immateriality thresholds of aggregate assets and revenues of excluded U.S. subsidiaries), as well as certain of the Issuer’s material Canadian subsidiaries (as determined by the Issuer in its sole discretion), and such guarantee by the Canadian subsidiaries will not be for the benefit of the notes. Our ABL Credit Facility will be secured by a first priority lien on substantially all of Holdings’, the Issuer’s and each of the Issuer’s direct and indirect wholly owned U.S. subsidiaries’ assets (subject to certain exceptions, including the exclusion of real property), as well as substantially all of the assets of any Canadian subsidiary of the Issuer that guarantees the ABL Credit Facility (subject to certain exceptions), and such security by all the assets of any Canadian subsidiary will not be for the benefit of the notes.

The following fees will be applicable under our ABL Credit Facility: (i) an unused line fee of (x) 0.375% per annum of the unused portion of our ABL Credit Facility when the average unused portion of the facility is greater than 50% of the aggregate commitments under our ABL Credit Facility or (y) 0.250% per annum of the unused portion of our ABL Credit Facility when the average unused portion of the facility is equal to or less than 50% of the aggregate commitments under our ABL Credit Facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit equal to the applicable margin for adjusted LIBOR rate loans, as applicable; and (iii) certain other customary fees and expenses of the lenders and agents thereunder. We will be required to make prepayments under our ABL Credit Facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under our ABL Credit Facility exceeds the lesser of the aggregate amount of commitments in respect of our ABL Credit Facility and the borrowing base.

Our ABL Credit Facility will contain customary covenants, including, but not limited to, restrictions on our ability and that of our subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets subject to their security interest, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of any junior indebtedness, enter into transactions with affiliates or change our line of business. Our ABL Credit Facility will require the maintenance of a fixed charge coverage ratio (as set forth in the ABL Credit Agreement), on any date when Specified Excess Availability (as such term shall be defined in the ABL Credit Agreement) is less than the greater of (i) 10% of the lesser of (A) the aggregate revolving commitments under the ABL Credit Facility at such time and (B) the borrowing base at such time (the lesser of clause (A) and (B), the “Line Cap”) and (ii) $60.0 million, maintain a minimum fixed charge coverage ratio of 1.00 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which financials have been delivered, and at the end of each succeeding fiscal quarter thereafter until the date on which Specified Excess Availability has been equal to or greater than the greater of (x) 10% of the Line Cap, and (y) $60.0 million for 30 consecutive calendar days.

Our ABL Credit Facility will provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

Existing Credit Facility

On July 31, 2019, we entered into the 2019 Credit Facility, which provides us with $350.0 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility. On March 10, 2020, we entered into an agreement that amended the syndicate of banks for a new participant that increased the maximum amount of the 2019 Credit Facility by $35.0 million to a total of $385.0 million.

The 2019 Credit Facility has a five-year term and a floating rate of interest based on either the federal funds rate plus a margin ranging between 50 and 100 basis points or LIBOR plus a margin ranging between 150 and 200 basis points, in each case, depending on excess availability under the facility. The 2019 Credit Facility is expected to be repaid in full in connection with the Closing of the Transaction.

Existing Secured Notes

In connection with the closing of the Capitol Merger, on July 31, 2019 we completed a private offering for Existing Secured Notes issued by Capitol Investment Merger Sub 2, LLC, our wholly owned and indirect subsidiary. The aggregate principal amount of the Existing Secured Notes was $475.0 million. The Existing Secured Notes bear interest at a rate of 10.0% per annum payable semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing on February 1, 2020. The Existing Secured Notes do not have registration rights. The Existing Secured Notes are expected to be redeemed in connection with the Closing of the Transaction.